EXHIBIT 2.2

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
--------------------------------------x

In the Matter of the Voluntary          Index No. 97/118830
Liquidation and Dissolution of
                                        Date Purchased: 10/15/97
RIVER BANK AMERICA,
                                        NOTICE OF PETITION
                   Petitioner

--------------------------------------x


         PLEASE TAKE NOTICE that upon the annexed verified petition of River Bank America (the "Bank"), sworn to by Jerome R. McDougal, Jr., President, on the 14th day of October, 1997, together with the exhibits annexed thereto, an application will be made to the Supreme Court in and for the County of New York, 60 Centre Street, New York, New York, at the Motion Submission Part, Room 130, on the 25th day of November, 1997, at 9:30 a.m. or as soon thereafter as counsel may be heard for an order pursuant to Section 605(4) of the New York State Banking Law declaring the business of the Bank closed and prescribing the notice to be given to the creditors of the Bank to present their claims to the Bank for payment.

         PLEASE TAKE FURTHER NOTICE that pursuant to Section 403(b) of the New York Civil Practice Law and Rules, answering affidavits, if any, must be served upon the undersigned at least two days before the time at which the annexed application is noticed to be heard.

629049.4


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         New York County is designated as the county for venue in this proceeding upon the ground that the Bank's sole office is located here.

Dated:        New York, New York
              October 15, 1997



                                          BATTLE FOWLER LLP
                                          75 East 55th Street
                                          New York, New York  10022
                                          Tel:  (212) 856-7020

                                          Attorneys for River Bank America



TO:       Superintendent of Banks
          New York State Banking Department
          Two Rector Street
          New York, New York  10006
          Attention:  Kathleen A. Scott, Esq.

          Federal Deposit Insurance Corporation
          Registration and Disclosure Section
          1776 F Street, NW, Room F-36
          Washington, D.C.  20006

          Office of the Attorney General
          120 Broadway
          New York, New York 10271

629049.4
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SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

- - - - - - - - - - - - - - - - - - - - -X

In the Matter of the Voluntary               Index No.
Liquidation and Dissolution of
                                             VERIFIED PETITION
RIVER BANK AMERICA,                          FOR CLOSING ORDER


                       Petitioner,

- - - - - - - - - - - - - - - - - - - - -X


                  Petitioner River Bank America (the "Bank" or "River Bank"), by its attorneys Battle Fowler LLP, as and for its verified petition herein states as follows:

                  1. Jerome R. McDougal, President of River Bank, respectfully makes this petition for a special proceeding pursuant to Article 4 of New York Civil Practice Law and Rules ("CPLR") for an order pursuant to Section 605(4) of the New York State Banking Law (the "Banking Law"): (a) declaring the business of the Bank closed; and (b) prescribing the notice to be given to the creditors and depositors of the Bank to present their claims to the Bank for payment.

                           The Bank and Its Objectives

                  2. The Bank is a New York-chartered stock savings bank organized and existing under the Banking Law, with its principal place of business at 645 Fifth Avenue, 8th Floor, New York, New York 10022. The Bank currently is an insured depositary institution for purposes of the Federal
Deposit  Insurance  Act;  however,  pursuant to a  determination  of the Federal
Deposit

628228.5

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Insurance  Corporation  (the "FDIC") set forth in a letter dated April 14, 1997, the Bank's deposit insurance will be terminated effective December 31, 1997.

                  3. The Bank was founded in 1848. In 1925, the Bank adopted the name "East River Savings Bank" which, until June of 1996, it used to conduct its retail business, and, in 1988, the Bank adopted its current name which it uses for general corporate purposes. The Bank operated as a deposit-taking banking institution until June 28, 1996.

                                 The Branch Sale

                 4. As a result of, among other things, substantial levels of non-performing assets, significant provisions for loan and real estate losses and net losses, River Bank has been subject to increased regulatory oversight since December 1990. In December 1991, River Bank was required to increase its regulatory capital which had fallen below minimum regulatory requirements. In June 1994, River Bank consummated an offering of Common Stock and Series A Preferred Stock which resulted in net proceeds of $78.2 million, thereby increasing its capital to a level which enabled the Bank to meet the required minimum regulatory capital requirements. However, after the FDIC and the New York State Banking Department (the "Banking Department") undertook a joint examination of the Bank in September 1994, the Bank was required to increase its capital reserves. During the three months ended September 30, 1995 and the fiscal year ended June 30, 1995, River Bank reported net

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losses of $4.1  million  and  $29.6  million,  respectively,  after  payment  of dividends on its outstanding Series A Preferred Stock.

                  5. The Bank's board of directors and its principal stockholder became concerned that further losses and erosion of the Bank's capital base, the failure of the Bank to meet asset disposition timetables and the possibility of action by the FDIC or the Banking Department could create a risk of irreparably devaluing the Bank's branch system and deposit base.

                  6. During 1994 and 1995, the Bank's representatives undertook to identify potential buyers interested in acquiring the entire Bank. No party contacted expressed an interest in acquiring all of the assets of the Bank including its assets classified as nonperforming assets and real estate owned.

                   7. On June 28, 1996, with the approval of the Banking Department, River Bank sold to Marine Midland Bank ("Marine Midland") substantially all of its banking assets and deposits and all of its branch offices (the "Branch Sale"). Following the Branch Sale closing, the Bank ceased accepting deposits and otherwise disposed of its limited remaining deposits, which consisted primarily of trust deposits. Since that time, the Bank has been proceeding with a business plan to manage the assets remaining with the Bank after the Branch Sale (the "Retained Assets") in accordance with the individual business plans developed for each asset prior to the consummation of the Branch Sale.

                  8. In connection with and as a condition to the Branch Sale, River Bank borrowed from Marine Midland approximately $89.8

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million to permit consummation of the Branch Sale and provide additional working capital for the continuation of the Bank's asset management strategy pursuant to a credit agreement, dated as of June 28, 1996 (the "Marine Senior Loan"). As of June 30, 1997, approximately $66.1 million remained outstanding under the Marine Senior Loan.

                     The Decision to Reorganize and to Close

                  9. Although in connection with the Branch Sale the Bank has ceased operations as a depository institution, it remains a banking organization legally chartered and subject to regulation, examination and supervision by the Banking Department and the FDIC.

                  10. As a condition to the Banking Department's approval of the Branch Sale, River Bank agreed, among other things, (i) to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution (the "Dissolution Plan Condition") and
(ii) to file with this Court a petition for a closing order (the "Closing Order") within 13 months of the closing of the Branch Sale and for a final order of dissolution within five months following the filing of an application for the Closing Order (the "Closing Condition").

                  11. In June 1997, River Bank proposed to the Banking Department an alternative under which the Dissolution Plan Condition would be satisfied through the implementation of a plan whereby River Bank would, through a series of steps, on what is intended to be a tax free basis, change its legal form of

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organization  by which it conducts  business,  holds its assets and is obligated for its  liabilities  from a New York state  chartered stock savings bank into a
business   corporation    incorporated   in   the   State   of   Delaware   (the
"Reorganization"). Thereafter, the Bank would dissolve (the "Dissolution" and, together with the Reorganization, the "Alternative Proposal") pursuant to
Section 605(6) of the New York Banking Law. A copy of the proposal to the Banking Department is attached hereto as Exhibit "A".

                  12.  In a  letter  dated  June  24,  1997,  a copy of which is attached hereto as Exhibit "B," the Banking Department, indicating its conditional approval, stated that it did not object to the Alternate Proposal and advised, among other things, that it required that the petition for the Closing Order required by the Closing Condition be filed by October 15, 1997.

                  13. The Reorganization will remove River Bank's business and assets from the jurisdiction of the Banking Department. This will allow River Bank's successor, RB Asset, Inc., to manage its approximately $212 million (at June 30, 1997) in Retained Assets without bank regulatory restraints and, where appropriate, to actively develop and operate its properties, enter into joint ventures with others and otherwise further encumber or restructure the debt on its properties and other assets in an effort to maximize returns to its stockholders. Consummation of the Alternate Proposal involves a series of steps to be undertaken by River Bank. Following the entry of the Closing Order, River Bank will commence implementing the Alternate Proposal. The diagram

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attached  hereto as Exhibit "C" depicts the  transaction  steps to implement the
Alternate Proposal.

                  14. In order to implement the Reorganization, River Bank will form River Asset Sub, Inc., a Delaware corporation ("River Asset Sub"), and River Distribution Sub, Inc., a Delaware corporation ("River Distribution Sub"), each as wholly-owned subsidiaries of River Bank. The capital structure of River Distribution Sub will be substantially identical to River Bank's capital structure, except that the shares of capital stock of River Distribution Sub will initially have a par value of $.001 instead of $1.00 par value. River Asset Sub's capital structure will consist of 1,000 shares of common stock, $1.00 par value, 100 shares of which will be issued to River Bank.

                  15. River Bank will then enter into an assignment and assumption agreement (the "Assignment Agreement") with River Asset Sub whereby River Bank will assign to River Asset Sub, and River Asset Sub will accept from River Bank, all of River Bank's right, title and interest in and to all of River Bank's assets, other than an amount in cash, estimated to be no more than $100,000, sufficient for River Bank to pay the continuing costs of regulation and liquidation, to resolve any claims made against River Bank during the notice period to creditors and to abide by the statutory requirement that River Bank remain solvent until its Dissolution. In consideration of the assignment to River Asset Sub of all of River Bank's assets, River Asset Sub will assume and agree to pay, perform and discharge when due all liabilities and obligations of

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River  Bank  of  any  kind  or  nature,  known  or  unknown,  whether  absolute, contingent, accrued or otherwise, and whether arising before or after the date of the assignment to River Asset Sub, without limitation. A copy of the form of Assignment Agreement is attached hereto as Exhibit "D."

                  16. After the expiration of the notice period to creditors under section 605(4) of the Banking Law, River Bank will file a petition with this court for the issuance of an order declaring River Bank dissolved and its corporate existence terminated. As authorized by the Banking Department in its June 24, 1997 letter, during the pendency of the petition for the order of dissolution, River Bank will distribute all of the issued and outstanding shares of capital stock of River Distribution Sub to the stockholders of River Bank such that each holder of a share of River Bank common stock will receive a share of River Distribution Sub common stock and each holder of a share of River Bank Series A Preferred Stock will receive a share of River Distribution Sub Series A Preferred Stock. Accordingly, River Distribution Sub will become wholly-owned by the stockholders of River Bank pro rata to their ownership interests in the Bank.

                  17. Immediately after the distribution of the shares of River Distribution Sub, River Distribution Sub and River Asset Sub will be merged (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in the form attached hereto as Exhibit "E". At the effective time of the merger,
(i) River Distribution Sub will be merged with and into River Asset Sub, the

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separate  corporate  existence of River  Distribution  Sub will cease, and River
Asset Sub will continue as the surviving corporation under Delaware corporate law under the name "RB Asset, Inc." ("New River") and (ii) the merger will have the effects set forth in section 259 of the Delaware General Corporation Law, including, without limitation, the effect that all liabilities of River Asset Sub will thereafter attach to and be enforceable against New River. The Merger Agreement will provide that (a) each issued and outstanding share of River Distribution Sub common stock, $.001 par value, will be converted into and will become one fully paid and non-assessable share of common stock, $1.00 par value, of New River, (b) each issued and outstanding share of River Distribution Sub preferred stock, $.001 par value, will be converted into and will become one fully paid and non-assessable share of preferred stock, $1.00 par value, of New River, and (c) all shares of River Asset Sub common stock, $1.00 par value, will be canceled and retired.

                  18. Upon completion of the Reorganization steps described above, New River will own substantially all of the assets formerly owned by River Bank, will have assumed all of River Bank's liabilities, will have the same stockholders and capital structure as River Bank and will continue River Bank's business.

                  19. Upon completion of the Reorganization, River Bank would dissolve.

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                  20.  The  board of  directors  of River  Bank has  unanimously determined that the Reorganization and the Dissolution is fair to, and in the best interests of, the Bank's stockholders.

                  21. Marine Midland is the Bank's only significant creditor. River Bank's obligations under the Marine Senior Loan are being expressly assumed by New River in the merger. Marine Midland has advised that it will not object to the Alternate Proposal and the entry of the Closing Order. A copy of Marine Midland's consent to the Reorganization and Dissolution will be submitted to this Court by amendment to this petition prior to the hearing of this motion.

                           Compliance with Section 605
                        Voluntary Liquidation Procedures

                  22. Section 605 of the Banking Law sets forth the procedures for voluntary liquidation applicable to any "banking organization." The Bank is included within the meaning of this term as defined in Section 2(11) of the Banking Law.

                               (a) Section 605(1):
                          Assets Exceeding Liabilities

                  23. To be eligible to utilize Section 605, a banking organization's assets must "have a value at least equal to its liabilities, exclusive of any liability to shareholders or stockholders" and must not be in the possession of the New York State Superintendent of Banks (the "Superintendent"). See Section 605(1). In the present case, the Bank satisfied these threshold requirements. First, it is not in the possession of the Superintendent. Second, as of June 30, 1997, River Bank's assets

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exceeded its liabilities.  A copy of the audited balance sheet of the Bank as of
June 30, 1997, is attached hereto as Exhibit "F". A copy of the pro forma balance sheet of River Bank immediately prior to the Dissolution and after giving effect to the Reorganization is attached hereto as Exhibit "G."

                  24. In order to facilitate the  Reorganization,  including the orderly dissolution of the Bank, and to ensure that the valid claims of the Bank's creditors are not adversely affected thereby, (i) the Bank has entered into the Assignment Agreement with River Asset Sub and (ii) River Asset Sub and River Distribution Sub have entered into the Merger Agreement. Pursuant to the terms of the Assignment Agreement and by operation of section 259 of the
Delaware General Corporation Law, upon the effectiveness of the Merger, all liabilities of River Bank shall attach to and be enforceable against New River as if such liabilities had been incurred or contracted by it. As a result of the consummation of these transactions, the Bank's assets will exceed its liabilities.
See Exhibit "G."

                             (b) Section 605(2)-(3):
                           Valid Stockholder Approval


                  25. Assuming a banking organization meets these threshold requirements, Sections 605(2) and (3) of the Banking Law require that a meeting of the banking organization's stockholders be held on at least twenty days' notice, that at least two-thirds of the owners of its capital stock vote in favor of closing the business, that such resolution be recorded in the minutes and that

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such  minutes be filed with the office of the  Superintendent  within  five days after the date of such meeting.

                  26. In accordance with the above statutory requirements, the Annual Meeting of Stockholders of the Bank was held on October 7, 1997, upon not less than twenty days' written notice, in order, among other things, to generally approve the closing of the Bank and the winding up of its business (the "Bank Closing Proposal"). Proof by affidavit of due service of such notice was filed in the office of the Bank before the time of such meeting. A verified copy of the minutes of such meeting approving the Bank Closing Proposal is attached hereto as Exhibit "H."

                  27. Also pursuant to Section 605(3), a verified copy of the minutes of the October 7, 1997 stockholders' meeting was delivered to the office of the Superintendent within the required five day period set forth in Section 605(3). A copy of the letter transmitting the minutes of such meeting, with acknowledgment of its receipt, is attached hereto as Exhibit "I."

                  28. In connection with the stockholders' approval of the Bank Closing Proposal at the October 7, 1997 meeting, River Bank advised its stockholders that the Reorganization and the Dissolution would not be implemented without specific stockholder approval thereof at a subsequent special meeting of stockholders to be convened as soon as practicable after completion of regulatory review of the Reorganization and the Dissolution and the proxy statement/prospectus with respect thereto (the "Special Meeting"). In accordance with the statutory requirements of Sections 605(2)

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and (3) of the Banking Law, the Special Meeting of Stockholders of the Bank will be called, upon not less than twenty days' written notice, in order, among other things, to specifically approve the closing of the Bank and the winding up of its business pursuant to the Reorganization and the Dissolution described herein. Proof by affidavit of due service of such notice will be filed in the office of the Bank before the time of the Special Meeting. A verified copy of the minutes of the Special Meeting approving the Reorganization and the Dissolution, as well as evidence of the filing of a copy thereof with the office of the Superintendent within the required five day period set forth in Section 605(3), will be submitted to this Court by amendment to this petition prior to the hearing of this motion.

                         (c) Section 605(4): Application
                             Within 3 Months of Valid
                             Stockholder Consent

                  29. Finally, Section 605(4) provides that within three months after the date of the Special Meeting approving voluntary dissolution, "an application may be made to the supreme court, after due notice to the Superintendent, for an order declaring the business of such corporation closed." Assuming this Court deems it a proper case, Section 605(4) further provides that the Court "shall make such order which shall prescribe the notice to be given to creditors and depositors to present their claims to the corporation for payment." A certified copy of such order must be delivered within five days of being made to the Superintendent.

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Moreover,  upon the entry of such an order, the banking  organization must cease operations.

                  30. In the present case, the Bank ceased all retail banking activities following the Branch Sale. Pursuant to the Bank Closing Proposal adopted at the Special Meeting, the Bank will engage in activities related to the Reorganization and the implementation thereof, including the continued management of its assets until the Reorganization is consummated.

                  31. As noted above, the Branch Sale Conditions require that the Bank file a petition for a Closing Order by October 15, 1997.

                  32. Accordingly, the Bank makes the present application within the prescribed three month period following stockholder approval as required by
Section 605(4) as well as within the time period envisioned by the Branch Sale Conditions. A copy of the Closing Order that the Bank proposes submitting following a hearing on its application is attached hereto as Exhibit "J."

                              (d) Section 605(4-a):
                  Safe Deposit Boxes; Custodial Property; Etc.

                  33. Section 605(4-a) relating to safe deposit boxes, custodial property and similar matters is not applicable because the Bank's safe deposit boxes and all custodial property were transferred to Marine Midland, and the Bank's custodial duties with respect thereto were assumed by Marine Midland, in connection with the Branch Sale.

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                             (e) Further Procedures

                  34. Although Section 605 does not specify a method for resolving disputed, unliquidated or contingent claims, the attached proposed Closing Order provides that the Bank or any creditor, upon notice, may apply to this Court for a determination as to any disputed claim or for any other relief necessary to effectuate the liquidation of the Bank.

                  35. Section 605 sets forth the remaining procedures after entry of a Closing Order with which the Bank must, and intends to, comply. These procedures are also set forth in the attached proposed Closing Order. These steps will include: (a) compliance with the Closing Order's directions as to notice and publication, and expiration of the period in which creditors may file their claims, (b) the filing of a statement with the Superintendent, listing the names of all depositors, creditors, and others who have not received the deposits, debts, dividends or other amounts due them and (c) payment of such unclaimed amounts to the Superintendent as trustee for the persons entitled to receive them. Having followed these procedures, the Bank will then be required to return to this Court for an order pursuant to Section 605(6) affirming the disposition of such unclaimed amounts and declaring such corporation dissolved and its corporate existence terminated. On filing a certified copy of the order of dissolution with the Superintendent, Section 605(7) provides that the banking organization shall cease to exist.

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                  36. The New York State Banking  Department has no objection to the filing of the Closing Order as evidenced by its letter dated October 14, 1997, a copy of which is attached hereto as Exhibit "K."

                  37. No prior request for the relief sought herein has been made.

                  WHEREFORE, the Bank prays that:

                           (a) the Court find that the Bank meets the statutory prerequisites for voluntary dissolution and has complied with the procedures set forth in subparagraphs (2)-(4) of Section 605 of the Banking Law for making the present application;

                           (b) an order, in a form similar to the one annexed hereto, be made pursuant to the provisions of Section 605(4) of the Banking Law declaring the business of the Bank closed and prescribing the notice to be published and given to creditors of the Bank to present their claims to the Bank for payment; and

                           (c) the Court grant such other and further relief as may be necessary or appropriate.

Dated:  New York, New York
        October 14, 1997
                                      Respectfully submitted,

                                      BATTLE FOWLER LLP
                                      75 East 55th Street
                                      New York, New York 10022
                                      tel (212) 856-7020

                                      Attorneys for River Bank America

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STATE OF NEW YORK          )
COUNTY OF NEW YORK         )  ss:


         I, JEROME R. MCDOUGAL, JR., being duly sworn, depose and say that I am the President of River Bank America (the "Bank"), a bank organized under Article III of the New York State Banking Law, that its principal place of business is located in New York, New York, that this petition by myself as President of the Bank is made by and for the Bank, and that I make this petition as a representative of the Bank and with its consent.

         I have read the foregoing petition and know the contents thereof; and that the same is true to my own knowledge, except as to matters therein stated upon information and belief, and as to those matters I believe them to be true and that this verification is not made by the Bank because it is a corporation.


                                             /s/ Jerome R. McDougal, Jr.
                                             -------------------------------
                                             Jerome R. McDougal, Jr.


Sworn to before me this

14th day of October, 1997.



/s/ Beatrice Benjamin
-------------------------------
       Notary Public

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                                    Exhibits

Ex. A    -        June 17, 1997 Reorganization and Dissolution
                  Proposal presented by River Bank to the Banking
                  Department.

Ex. B    -        Letter dated June 24, 1997 from the Banking
                  Department to River Bank conditionally approving the Alternate Proposal.

Ex. C    -        Diagram depicting transaction steps to implement
                  the Reorganization.

Ex. D    -        Form of Assignment Agreement between River Bank
                  and River Asset Sub.

Ex. E    -        Form of Merger Agreement between River Asset Sub
                  and River Distribution Sub.

Ex. F    -        Audited Balance Sheet of River Bank as of June 30,
                  1997.

Ex. G    -        Pro Forma Balance Sheet of River Bank immediately
                  prior to the Dissolution and after giving effect to the Reorganization.

Ex. H    -        Minutes of the meeting of the October 7, 1997
                  Stockholders' Meeting of River Bank.

Ex. I    -        Letter dated October 14, 1997 from River Bank to
                  the Banking Department transmitting a verified copy of the minutes of the Stockholders' Meeting.

Ex. J    -        Form of Closing Order.

Ex. K    -        Letter dated October 14, 1997 from the Banking
                  Department indicating that the Banking Department has no objection to the entry of the closing order.

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

                                                                     EXHIBIT "A"

                         [River Bank America Letterhead]


June 17, 1997



Mr. Vincent Conlon
Deputy Superintendent of Banks
New York State Banking Department
Two Rector Street
New York, New York  10006

Dear Mr. Conlon:

You will find attached a draft entitled "Plan of Voluntary Dissolution of River Bank America and Continuation of Operations of Successor Corp." We are offering this proposal as an alternative to Condition No. 1 of the "Asset Sale Order" dated June 18, 1996 issued by the New York State Superintendent of Bank in approving the Marine Midland Bank transaction. This alternative proposal will be considered by our Board of Directors at its meeting tomorrow, June 18, 1997.

We anticipate meeting with you shortly to discuss our proposal and request that NYSBD approval occur as soon as possible but before June 30, 1997.

Thank you for your cooperation.

                                         Sincerely yours,

                                         /s/ Jerome R. McDougal

                                         Jerome R. McDougal
                                         Chairman, President and
                                         Chief Executive Officer


JRM;lj

644903.1

               Plan of Voluntary Dissolution of River Bank America
                and Continuation of Operations of Successor Corp.

1. Background. River Bank America ("River Bank") is a New York State chartered savings bank. In a transaction that closed on June 28, 1996, River Bank sold substantially all of its assets and transferred substantially all of its deposits as well as all of its branches to Marine Midland Bank. Since that date, River Bank has disposed of its remaining deposits. Following the closing of the sale to Marine Midland, River Bank applied to the Federal Deposit Insurance Corporation (the "FDIC") for permission to terminate its deposit insurance and on April 22, 1997 received permission for such termination effective December 31, 1997. River Bank has no holding company. It currently has issued and outstanding 7,100,000 shares of common stock, par value $1.00 per share (the "River Bank Common Stock"), and 1,400,000 shares of preferred stock, par value $25.00 per share (the "River Bank Preferred Stock").

2. Brief description of the proposal. River Bank intends to adopt a plan under which it will transfer all of its assets and liabilities to a successor corporation ("Successor Corp.") incorporated under the Delaware General Corporation Law. Successor Corp. will acquire all of the assets of River Bank and will continue the business of River Bank under the same business plan as had been adopted by River Bank. Successor Corp. will assume all of the liabilities of River Bank, including contingent liabilities. Successor Corp. will not be subject to the jurisdiction of the New York State Banking Department. Following the transfer of its assets and liabilities to Successor Corp., River Bank will surrender its banking charter and dissolve. The implementation of the proposed plan will result only in a change in form from a corporation incorporated under the New York Banking Law (the "Banking Law") to a corporation incorporated under the Delaware General Corporation Law. The successor entity conducting business will result in no change in the business to be carried on by Successor Corp., or in its assets or liabilities.

3. The proposed Plan. This memorandum describes River Bank's plan for the continuation of its business by Successor Corp. and the voluntary dissolution of River Bank and the surrender of River Bank's charter (the "Plan"). The various steps comprising the Plan are collectively referred to herein as the "Reorganization." The Reorganization is intended to qualify as a tax-free reorganization of River Bank under the Internal Revenue Code and, as such, certain tax attributes of River Bank will be preserved.

         a. Providing for creditors of River Bank under the Reorganization. Under the proposed Plan, River Bank will transfer all of its assets and liabilities, including contingent liabilities to Successor Corp. Provision will be made for all of River Bank's liabilities by having Successor Corp. assume those liabilities in their entirety. The creditors of River Bank and others with claims against River Bank

605781.6
                  will look to Successor Corp. for the satisfaction of their claims. Successor Corp. will have exactly the same resources out of which to satisfy those liabilities as River Bank had prior to the Reorganization and accordingly the rights of River Bank's creditors will be unaffected by the Reorganization.

         b. No change in stockholders rights. Successor Corp. will have the same number of common and preferred shares outstanding as River Bank. Successor Corp.'s shares will be distributed to River Bank's shareholders on a share-for-share basis so that, immediately following the distribution and at the conclusion of the Reorganization, the Successor Corp. shares will be owned by the same stockholders, in the same proportions, as currently own River Bank's stock.

         c. Surrender of banking charter. Immediately prior to its dissolution, River Bank's assets will be the shares of Newco 1 referred to below and its banking charter. Under the terms of the Reorganization, the shares of Newco 1 held by River Bank will be canceled and River Bank will surrender its charter to the Banking Department and dissolve.

4. The Reorganization. This section describes the proposed Reorganization on a step-by- step basis.

         a. Step 1: Formation of two new subsidiaries of River Bank. River Bank will form under the Delaware General Corporation Law two new wholly owned subsidiaries, Newco 1, which will have a single class of common stock, and Newco 2, which will have a number of shares of common stock equal to the number of outstanding shares of River Bank Common Stock and a number of shares of preferred stock equal to the number of outstanding shares of River Bank Preferred Stock. The terms of each class of Newco 2 stock will be essentially identical to the terms of the corresponding class of River Bank stock.

         b. Step 2: Entering into and approving the merger agreement. Following the formation of Newco 1 and Newco 2, the boards of directors of those companies will approve a merger agreement between Newco 1 and Newco 2, the merger agreement will be executed on behalf of each of Newco 1 and Newco 2 and it will be approved by River Bank as the sole stockholder of each of Newco 1 and Newco 2. The merger to be effectuated under the merger agreement is referred to herein as the "Merger." Under the terms of the merger agreement, on the Merger effective date, the stock of Newco 1 will be canceled and the stock of Newco 2 will remain outstanding as the stock of the survivor of the Merger, although Newco 1 will be the surviving corporation (referred to herein as "Successor Corp.").


605781.6
                                       -2-

         c. Step 3: FDIC and SEC filings. River Bank and Successor Corp. will file a combined proxy statement/registration statement with the FDIC and SEC. Upon completion of FDIC and SEC review, the combined statement will be mailed to River Bank stockholders.

         d. Step 4: River Bank's shareholder meeting. Following the mailing of the combined statement and the passing of the requisite period of notice to stockholders, River Bank will hold a meeting of its shareholders at which the dissolution of River Bank pursuant to a plan of dissolution and certain related matters will be voted on by stockholders.

         e.       Step 5: Transfer of River Bank assets and liabilities to Newco
                  1. River Bank will contribute all of its assets to Newco 1 and Newco 1 will assume all of River Bank's liabilities (the "Transfer").

         f. Step 6: Distribution of Newco 2 stock. Following stockholder approval, River Bank will distribute, on a share-for-share basis, the Newco 2 common stock to the holders of the River Bank Common Stock and the Newco 2 preferred stock to the holders of the River Bank Preferred Stock. Newco 2 will have no assets at the time of the distribution, and accordingly the Newco 2 shares being distributed will have no value and the distribution will have no impact on River Bank's surplus. The distribution of the Newco 2 common stock and the Newco 2 preferred stock will be registered under the Securities Act of 1933, as amended.

         g. Step 7: Merger of Newco 1 and Newco 2. Newco 1 and Newco 2 will complete the Merger. Following the consummation of the Merger, the current holders of River Bank Preferred Stock and River Bank Common Stock will continue to own their shares of River Bank and they will also own, in substantially the same proportions, all the issued and outstanding shares of Successor Corp. River Bank will own no assets at this point other than its banking charter.

         h. Step 8: Dissolution of River Bank. River Bank will surrender its banking charter and dissolve. For many reasons, it is important that River Bank's charter be surrendered and River Bank be dissolved by December 31, 1997.

         i. Step 9: Continuation by Successor Corp. of the business of River Bank following River Bank's dissolution. Following the dissolution of River Bank, Successor Corp. will own all of the assets formerly owned by River Bank, will have assumed all of River Bank's liabilities and will continue River Bank's business, implementing the same business plan as River Bank.


605781.6
                                       -3-

5. River Bank's request. River Bank is proposing this Plan as an alternative to condition no. 1 of an order (the "Asset Sale Order"), dated June 18, 1996, issued by the New York State Superintendent of Banks approving an application of River Bank under section 605(8) of the Banking Law requesting permission for River Bank to transfer substantially all of its assets to Marine Midland Bank. River Bank is requesting that the New York State Banking Department approve the proposed Plan, prior to June 30, 1997, as an alternative to condition no. 1 of the Asset Sale Order.

605781.6
                                      -4-

                                                                     EXHIBIT "B"

                [State of New York Banking Department Letterhead]



June 24, 1997

Mr. Jerome R. McDougal
President and Chief Executive Officer
River Bank America
645 Fifth Avenue
New York, New York  10022

Dear Mr. McDougal:

The Department has reviewed the plan of voluntary dissolution that you have proposed for Riverbank ("Bank"). While the Department generally has no objection to the specifics of the proposed plan (i.e., forming two subsidiaries of the Bank, dividending one subsidiary to the shareholders and dropping the Bank's assets and liabilities to the other subsidiary and merging that subsidiary with the spun-off subsidiary), there are several requirements involving the liquidation of the Bank which must be followed.

The two subsidiaries contemplated by the Plan may be formed at any time. The transfer of the assets to one of those subsidiaries may not take place until after the shareholder meeting referred to in Step 4. The Department will not object to the transfer by the Bank of substantially all of its assets to one of the subsidiaries (despite the 10% of assets aggregate limit on subsidiaries contained in section 235-d of the Banking Law and Part 85 of the General Regulations of the Banking board), but the merger of this subsidiary with the spun-off subsidiary may not take place until after notice of the liquidation of the Bank has been given to all of the creditors on the books of the Bank. Once the time for any creditors to come forward has expired, then the subsidiary may be merged with the spun-off subsidiary, provided that the Bank maintains a sufficient amount of assets to pay the costs of continuing regulation and liquidation and to resolve any claims that may have been made during the notice period. While the subsidiary will sign an agreement between the Bank and itself, assuming all liabilities whether real or contingent and arising now or in the future, there must remain sufficient assets in the Bank itself so as to pay the costs of continuing regulation and liquidation and to abide by the statutory requirement that it remain solvent until the final dissolution. See section 605 of the Banking Law.

Thus, unless the Bank wishes to have a special shareholder's meeting now to vote just on the resolution to wind up its affairs, liquidate and dissolve (the exact wording of the

644912.1
resolution is contained in section 605(3) of the Banking Law), the Department would envision that shortly after the shareholder meeting contemplated by Step 4, the Bank would file a petition for a closing order in accordance with section 605(4) of the Banking Law. The petition would explain the entire liquidation plan and also would include a form of notice to be provided to each creditor that appears on the books of River Bank, including shareholders. The vote that was taken last year on the overall plan, with no specifics as to when and how the liquidation will take place, cannot suffice for purposes of this notice requirement. The notice to creditors must be specific and explain exactly what will happen to the assets and liabilities of the Bank and providing a point of contact at the Bank. The Legal Division should review the documents once they are in final draft form and if the Legal Division and my office approve of them, I will sign a letter offering no objection to the entering of a closing order, which letter should be used as an exhibit to the petition. The petition should provide for a notice period for any of the creditors to come forward, usually at least 30 calendar days. Once the notice period has ended, assuming that any objections that creditors may have made in response to the notice have been resolved, and assuming that there are no other unresolved issues, then the Bank should comply with the filing requirements of section 605(5) of the Banking Law, and file a petition for a dissolution pursuant to section 605(6) of the Banking Law. During the pendency of this petition, the Department would not object to the merger of the subsidiaries, provided that an amount sufficient to meet the continuing costs of regulation and the costs of liquidation are maintained in the Bank. Once the dissolution order has been signed, any remaining funds in the Bank may be paid out and a certified copy of the executed dissolution order should be filed with the Department, and with that filing, the Bank's existence will be terminated.

With adherence to the conditions noted above, the subsidiaries may be merged before a final dissolution order has been issued and the Bank will have complied with the Banking Law. In addition, waiting until after a closing order has been issued and the notice period to creditors has expired, the requirements of section 601-c of the Banking Law should be inapplicable. We would like to stress that it is imperative that the Bank remain solvent until final dissolution.

The timeframe for the plan will, of course, require amendments to the June 18, 1996 Consent Order. Accordingly, you are hereby advised that:

1. Item 1 of the Consent Order required the filing of a plan of dissolution within one year from the closing of the branch sale, which took place on June 28, 1996. We understand that a meeting of the shareholders will be held in September. Upon approval by the shareholders of the draft plan referred to above, item 1 of the Order would be deemed to be satisfied.

2. Item 2 required that a petition for a closing order be filed with the Supreme Court of the State of New York within thirteen months after the closing of the branch sale. The petition is hereby required to be filed by October 15, 1997.


644912.1

3. The minimum capital requirement, which was set at $115 million by item 10, and subsequently amended to $106 million by letter of May 29, 1997, shall remain at $106 million until final dissolution, unless the Superintendent shall provide prior approval upon receipt of a written request.

4. Any material sale or transfer of bank assets, or expenditures for development of renovation of any properties held by the Bank, shall require the prior approval of the Superintendent.


All other provisions of the June 18, 1996 Consent Order remain in full force and effect. Additionally, you are also advised that, as a result of the delay in meeting the original timetable contained in the Order, the Superintendent may require an asset review prior to September 30, 1997.

Sincerely yours,

/s/ P. Vincent Conlon

P. Vincent Conlon
Deputy Superintendent of Banks


Cc: Thomas E. Kruger, Battle Fowler LLP

644912.1

                                                                     EXHIBIT "C"

                         RIVER BANK REORGANIZATION STEPS


Step 1: River Bank will form two subsidiaries, River Asset Sub, Inc. ("River Asset Sub") and River Distribution Sub, Inc. ("River Distribution Sub"). River Asset Sub will have a single class of common stock. River Distribution Sub will have common stock and preferred stock. River Distribution Sub will issue a number of shares of common stock equal to the number of outstanding shares of common stock of River Bank and the number of shares of preferred stock equal to the number of outstanding shares of preferred stock of River Bank. The terms of the River Distribution Sub preferred stock will be as close as possible to the terms of the River Bank preferred stock, subject to such changes as are necessary to eliminate bank-specific provisions.

                               [GRAPHIC OMITTED]





641783.2

Step 2: River Bank will contribute all of its assets to River Asset Sub and River Asset Sub will assume all of River Bank's liabilities.

                               [GRAPHIC OMITTED]




641783.2
                                       -2-

Step 3: River Bank will distribute to its common stockholders on a share-for-share basis all of the common stock of River Distribution Sub and will distribute to its preferred stockholders on a share-for-share basis all the preferred stock of River Distribution Sub.

                               [GRAPHIC OMITTED]




641783.2
                                       -3-

Step 4: River Asset Sub and River Distribution Sub will enter into a merger agreement pursuant to which River Asset Sub and River Distribution Sub will merge with River Asset Sub surviving, renamed "RB Asset, Inc." ("New River").

                               [GRAPHIC OMITTED]






641783.2
                                       -4-

Step 5: The merger of River Asset Sub and River Distribution Sub will become effective. When the merger becomes effective, the separate existence of River Distribution Sub will cease, the stock of River Asset Sub will be cancelled, and the outstanding stock of River Distribution Sub will represent the stock of the survivor.

                               [GRAPHIC OMITTED]





641783.2
                                       -5-

Step 6:  River Bank will be dissolved, ending its existence.


                               [GRAPHIC OMITTED]





641783.2

                                                                     EXHIBIT "D"

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of , 1997, by and between River Bank America, a New York chartered savings bank ("Assignor"), and River Asset Sub, Inc., a Delaware corporation ("Assignee").

1. For value received, Assignor hereby grants, transfers, conveys, assigns and delivers to Assignee all of Assignor's right, title and interest in and to all of Assignor's assets (the "Assets"), other than an amount in cash, estimated to be no more than $_________, sufficient for Assignor to pay the costs of continuing regulation and liquidation, to resolve any claims made against Assignor during the notice period to creditors and to abide by the statutory requirement under the New York State Banking Law that Assignor remain solvent until its final dissolution, to have and to hold the same unto Assignee, its successors and assigns forever.

2. In consideration of the assignment of the Assets by Assignor to Assignee, Assignee hereby assumes and agrees to pay, perform and discharge when due all liabilities and obligations of Assignor of any kind or nature, known or unknown, whether absolute, contingent, accrued or otherwise, and whether arising before or after the date hereof, without limitation.

3. Each of the parties hereto understands and agrees that no party hereto or in any other agreement or document contemplated by this Assignment and Assumption Agreement or otherwise is making any representation or warranty whatsoever with respect to the Assets, including, without limitation, as to title, value or legal sufficiency. It is also agreed and understood that all assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that the party to which such assets are to be transferred hereunder shall bear the economic and legal risk that any conveyance of such assets shall prove to be insufficient or that such party's title to any such assets shall be other than good and marketable and free from encumbrances.

4. Assignee shall indemnify, defend and hold harmless Assignor, its affiliates, subsidiaries, directors, officers and employees from and against any and all losses, liabilities, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including reasonable attorneys' fees and costs of defense, which Assignor or its affiliates, subsidiaries, directors, officers or employees may suffer or incur by reason of the liabilities of Assignor expressly assumed pursuant to paragraph 2 hereof and any other liability relating to the Assets or the business of Assignor.


620812.4
                                       -1-

5. From time to time, each of the parties hereto shall, if requested by any other party hereto, make, execute and deliver to such requesting party any such additional deeds, assignments, bills of sale and other instruments, documents, certificates and agreements as may be reasonably necessary or appropriate to consummate the transactions contemplated hereby.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be duly executed as of the ____ day of , 1997.


                                     RIVER BANK AMERICA


                                     By:
                                     Name:
                                     Title:



                                     RIVER ASSET SUB, INC.


                                     By:
                                     Name:
                                     Title:



620812.4
                                       -2-

                                                                     EXHIBIT "E"

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of the ___ day of October, 1997, by and between River Asset Sub, Inc., a Delaware corporation ("River Asset Sub"), and River Distribution Sub, Inc., a Delaware corporation ("River Distribution Sub").

                              Preliminary Statement

                  River Asset Sub and River Distribution Sub are wholly-owned subsidiaries of River Bank.

                  River Bank proposes to engage with River Distribution Sub and River Asset Sub in a series of transactions (collectively, the "Reorganization") whereby, among other things:

         (i) first, River Bank will file a petition for a closing order in accordance with section 605(4) of the Banking Law, and will send a notice to its creditors of the proposed closing and dissolution of River Bank;

         (ii) second, after the issuance of the closing order, the existing business and all of the assets and liabilities of River Bank will be transferred to or assumed by River Asset Sub (the "Business Disposition");

         (iii) third, River Bank will file a petition for dissolution pursuant to section 605(6) of the Banking Law;

         (iv) fourth, all of the issued and outstanding shares of River Distribution Sub Common Stock and shares of River Distribution Sub Series A Preferred Stock will be distributed by River Bank to its stockholders (the "Distribution") such that each holder of River Bank common stock, par value $1.00 per share, will receive one share of River Distribution Sub Common Stock for each share of River Bank common stock and each holder of River Bank 15% noncumulative perpetual preferred stock, series A, par value $1.00 per share, will receive one share of River Distribution Sub Series A Preferred Stock for each share of River Bank series A preferred stock;

          (v) fifth, immediately following the Distribution, but during the pendency of the petition for dissolution, River Distribution Sub will merge with and into River Asset Sub (which shall have succeeded to substantially all of the business, assets and liabilities of River Bank) with River Asset Sub as the surviving corporation of the merger ("New River"), whereupon each share of River Asset Sub Common Stock shall be canceled and each share of

627498.2

                  River Distribution Sub Common Stock and River Distribution Sub Series A Preferred Stock shall be changed from $.001 par value per share to $1.00 par value per share and shall remain outstanding (the "Merger"); and

         (vi)     immediately following the Merger, River Bank will dissolve.

Following the Reorganization, New River will own substantially all of the assets formerly owned by River Bank, will have assumed all of River Bank's liabilities and will continue River Bank's business.

                  River Distribution Sub and River Asset Sub wish to enter into this Agreement and Plan of Merger for the purpose of effectuating the Merger. Accordingly, the parties hereto agree as follows:


                                    Article I

                                   Definitions

                  "Agreement and Plan of Merger" means this Agreement and Plan of Merger, as the same may be amended or modified from time to time.

                  "Banking Law" means the Banking Law of the State of New York.

                  "Business Disposition" has the meaning set forth in the second paragraph of the preliminary statement.

                  "Certificate of Merger" means the certificate of merger, substantially in the form of Exhibit A attached hereto.

                  "Delaware GCL" means the General Corporation Law of the State of Delaware, as amended.

                  "Distribution" has the meaning set forth in the second paragraph of the preliminary statement.

                  "FDIC" means the Federal Deposit Insurance Corporation.

                  "Merger" has the meaning set forth in the second paragraph of the preliminary statement.

                  "Merger Closing" has the meaning set forth in section 2.4.

                  "Merger Closing Date" has the meaning set forth in
section 2.4.

627498.2
                                      - 2 -

                  "New River" means the surviving corporation of the Merger under the laws of the State of Delaware.

                  "New River Common Stock" means the shares of common stock, par value $1.00 per share, of New River.

                  "New River Series A Preferred Stock" means the shares of 15% noncumulative perpetual preferred stock, series A, par value $1.00 per share, of New River.

                  "NYSBD" means the New York State Banking Department.

                  "Reorganization" has the meaning set forth in the second paragraph of the preliminary statement.

                  "River Asset Sub" means River Asset Sub, Inc., a Delaware corporation.

                  "River Asset Sub Common Stock" means the shares of common stock, par value $1.00 per share, of River Asset Sub.

                  "River Bank" means River Bank America, a New York chartered savings bank.

                  "River Distribution Sub" means River Distribution Sub, Inc., a Delaware corporation.

                  "River Distribution Sub Common Stock" means the shares of common stock, $.001 par value per share, of River Distribution Sub.

                  "River Distribution Sub Series A Preferred Stock" means the shares of 15% noncumulative perpetual preferred stock, series A, $.001 par value per share, of River Distribution Sub.


                                   Article II

              Merger of River Asset Sub and River Distribution Sub

                  Section 2.1.  The Merger.

                  (a) Subject to the terms and conditions of this Agreement and Plan of Merger, at the time of the Merger Closing, the Certificate of Merger shall be duly executed and acknowledged by River Distribution Sub and River Asset Sub in accordance with section 251 of the Delaware GCL, and shall be filed with the Secretary

627498.2
                                      - 3 -

                  (b) of State of the State of Delaware on the Merger Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at the time specified in the Certificate of Merger in accordance with section 251 of the Delaware GCL (the "Effective Time").

                  (c) At the Effective Time, River Distribution Sub shall be merged with and into River Asset Sub and the separate corporate existence of River Distribution Sub shall cease, and River Asset Sub shall continue as the surviving corporation under the laws of the State of Delaware.

                  (d) From and after the Effective Time, the Merger shall have the effects set forth in section 259 of the Delaware GCL, including, without limitation, the effect that all liabilities of River Distribution Sub and River Asset Sub shall thenceforth attach to and be enforceable against New River as if said liabilities had been incurred or contracted by it.

                  Section 2.2. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of River Distribution Sub or River Asset Sub or any holder of shares of any capital stock thereof:

                  (a) Capital Stock of River Distribution Sub. Each issued and outstanding share of River Distribution Sub Common Stock shall be changed from $.001 par value per share to $1.00 par value per share and shall remain outstanding and become one fully paid and non-assessable share of common stock, $1.00 par value per share, of New River. Each issued and outstanding share of River Distribution Sub Series A Preferred Stock shall be changed from $.001 par value per share to $1.00 par value per share and shall remain outstanding and become one fully paid and non-assessable share of 15% noncumulative perpetual preferred stock, series A, par value $1.00 per share, of New River.

                  (b) Cancellation of River Bank Owned Stock. All shares of River Asset Sub Common Stock shall be canceled and retired and cease to exist and no cash or other consideration shall be delivered in exchange therefor.

                  (c) Issuance of New River Capital Stock. As soon as practicable after the Effective Time, New River shall cause its transfer agent to mail to each record holder of River Distribution Sub Common Stock and River Distribution Sub Series A Preferred Stock outstanding immediately prior to the Effective Time certificates registered in such holder's name evidencing the same number of shares of New River Common Stock or New River Series A Preferred Stock, as the case may be. At the close of business on the date on which the Effective Time occurs the stock transfer ledger of River Distribution Sub shall be closed.

627498.2
                                      - 4 -

                  Section 2.3.  Other Effects of Merger.

                  (a) Name of Surviving Corporation. The name of the surviving corporation upon and after the Effective Time shall be "RB Asset, Inc."

                  (b) Certificate of Incorporation of New River. The certificate of incorporation of River Distribution Sub, as in effect immediately prior to the Effective Time, shall be amended to change the name of New River from "River Distribution Sub, Inc." to "RB Asset, Inc." and to change the par value of the New River capital stock from $.001 par value per share to $1.00 par value per share, and, as so amended, shall be the certificate of incorporation of New River until thereafter changed or amended as provided therein or by law.

                  (c) Directors and Officers of New River. The directors of River Distribution Sub immediately prior to the Effective Time shall be the directors of New River, and the officers of River Distribution Sub immediately prior to the Effective Time shall be the officers of New River, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of New River, until their respective successors shall be duly elected or appointed and qualified.

                  (d) Bylaws of New River. The bylaws of River Distribution Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of New River until thereafter changed or amended as provided therein or by law.

                  Section 2.4. Closing of the Merger. The closing of the Merger (the "Merger Closing") shall take place at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York 10022, as soon as practicable after the last of the conditions set forth in section 2.6 hereof has been fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as River Bank shall specify (the "Merger Closing Date").

                  Section 2.5. River Bank Approval. Notwithstanding anything to the contrary herein, at any time prior to the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware as provided in section 2.1, the Merger may be terminated by the board of directors of River Bank notwithstanding the prior approval of this Agreement and Plan of Merger by the board of directors or stockholders of River Distribution Sub and River Asset Sub.

                  Section 2.6. Conditions to Closing. The obligations of River Distribution Sub and River Asset Sub to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Merger Closing Date of each of the following conditions:

627498.2
                                      - 5 -

                  (a) Consummation of Business Disposition and Distribution. The Business Disposition and Distribution shall have occurred.

                  (b) Petition for Dissolution. River Bank shall have filed a petition for dissolution in accordance with section 605(6) of the Banking Law.

                  (c) Approval of Board of Directors of River Distribution Sub and River Asset Sub. The Merger shall have been approved and adopted by the requisite vote or consent of the board of directors of each of River Asset Sub and River Distribution Sub.

                  (d) Approval of Stockholders. The Merger shall have been approved by the requisite vote or consent of the stockholders of River Distribution Sub and River Asset Sub.

                  (e) Governmental Approvals. All required governmental approvals, including any required approvals from the NYSBD and the FDIC, to the Merger shall have been obtained.


                                   Article III

                                  Miscellaneous

                  Section 3.1. Further Assurances. From time to time, each of the parties hereto shall, if requested by any other party hereto, make, execute and deliver to such requesting party any such additional instruments, documents, certificates and agreements as may be reasonably necessary or appropriate to consummate the transactions contemplated hereby.

                  Section 3.2. Entire Agreement. This Agreement and Plan of Merger and the exhibits and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

                  Section 3.3. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by their respective boards of directors or by the respective officers authorized by such boards of directors, at any time before or after the approval of this Agreement and Plan of Merger by the stockholders of River Distribution Sub and River Asset Sub, but after any such stockholder approval, no amendment shall be made which decreases or changes the form of consideration to be paid to stockholders of River Distribution Sub in the Distribution or the Merger or which

627498.2
                                      - 6 -
has a material adverse affect on the rights of River Distribution Sub's stockholders or by law requires further approval by such stockholders, without further approval of River Distribution Sub's stockholders.

                  Section 3.4. Headings. The descriptive headings of the several articles and sections of this Agreement and Plan of Merger are inserted for convenience only, do not constitute a part of this Agreement and Plan of Merger and shall not affect in any way the meaning or interpretation of this Agreement and Plan of Merger.

                  Section 3.5. Counterparts. This Agreement and Plan of Merger may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  Section 3.6. Governing Law. This Agreement and Plan of Merger and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

                  IN WITNESS WHEREOF, each of River Distribution Sub and River Asset Sub has caused this Agreement and Plan of Merger to be executed by its respective officers thereunto duly authorized, all as of the date first above written.

                                              River Distribution Sub, Inc.


                                              By:
                                              Name:
                                              Title:


                                              River Asset Sub, Inc.


                                              By:
                                              Name:
                                              Title:




627498.2
                                      - 7 -

                                 ACKNOWLEDGMENT

                  I, Robin Chandler Duke, Secretary of River Asset Sub, Inc., a corporation organized and existing under the laws of the State of Delaware, and Secretary of River Distribution Sub, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary, that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of the said corporations, was duly adopted pursuant to section 228 of the Delaware General Corporation Law by the unanimous written consent of the stockholders holding all of the outstanding shares of capital stock of each corporation which Agreement and Plan of Merger was thereby adopted as the act of the stockholders of such corporations, and the duly adopted agreement and act of the said corporations.

                  WITNESS my hand on this ____ day of ____________, 1997.




                                                Robin Chandler Duke, Secretary

627498.2
                                      - 8 -

                                                                       EXHIBIT A

                              CERTIFICATE OF MERGER

                                       OF

                              RIVER ASSET SUB, INC.

                                       AND

                          RIVER DISTRIBUTION SUB, INC.



It is hereby certified that:

                  1. The constituent business corporations participating in the merger herein certified are:

                           (i) River Asset Sub, Inc., which is incorporated in
the State of Delaware ("River Asset Sub"); and

                           (ii) River Distribution Sub, Inc., which is
incorporated in the State of Delaware ("River Distribution Sub").

                  2. An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

                  3. The name of the surviving corporation in the merger herein certified is River Asset Sub, which will continue its existence as said surviving corporation under the name "RB Asset, Inc." upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

                  4. The Amended and Restated Certificate of Incorporation of River Distribution Sub, as now in force and effect, is to be further amended and changed by reason of the merger herein certified by striking out Article FIRST thereof, relating to the name of such corporation, and by substituting in lieu thereof the following article:

                           "FIRST: the name of the corporation is RB Asset, Inc.
                  (hereinafter called the "Corporation").";

and by striking out Article FOURTH thereof, relating to the par value of the capital stock of such corporation, and by substituting in lieu thereof the following article:


627498.2
                                      - 1 -

                           "FOURTH: A. The total number of shares of all classes
                  of capital stock which the Corporation shall have authority to issue is forty million (40,000,000) shares, of which ten million (10,000,000) shares shall be preferred stock, par value $1.00 per share (the "Preferred Stock"), and thirty million (30,000,000) shares shall be common stock, par value $1.00 per share (the "Common Stock"). The Preferred Stock and the Common Stock are sometimes hereinafter collectively referred to as "Capital Stock."";

and said Amended and Restated Certificate of Incorporation as so amended and changed shall be the Certificate of Incorporation of said surviving corporation until further amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

                  5. The executed agreement and plan of merger between the constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

                                645 Fifth Avenue
                            New York, New York 10022

                  6. A copy of the aforesaid agreement and plan of merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

                  7. The agreement and plan of merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective upon the filing of this certificate.

Dated:      October __, 1997

                                              RIVER ASSET SUB, INC.


                                              By:
                                                       Its President


Dated:      October __, 1997

                                              RIVER DISTRIBUTION SUB, INC.


                                              By:
                                                       Its President

627498.2

                                                                     EXHIBIT "F"


                              FINANCIAL STATEMENTS



                               RIVER BANK AMERICA

                   Index to Consolidated Financial Statements




                                                                            Page
Report of Independent Auditor                                                75


Consolidated Statements of Financial Condition
       Years ended June 30, 1997 and 1996                                    76


Consolidated Statements of Operations
       Years ended June 30, 1997, 1996, and 1995                             77


Consolidated Statements of Changes in Stockholders' Equity
       Year ended June 30, 1997, 1996, and 1995                              78


Consolidated Statements of Cash Flows
       Years ended June 30, 1997, 1996, and 1995                             79


Notes to Consolidated Financial Statements                                   81

644923.1
                                      -74-

                         Report of Independent Auditors


The Board of Directors
River Bank America

We have audited the consolidated statements of financial condition of River Bank America (the "Bank") as of June 30, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Bank at June 30, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.


As discussed in Note 1 to the financial statements, the Bank has adopted, as of July 1, 1994, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of July 1, 1995, SFAS No. 114, "Accounting By Creditors for Impairment of a Loan" and as of July 1, 1996, SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of.)"






                                Ernst & Young LLP

New York, New York
July 18, 1997

644923.1
                                      -75-

                               River Bank America
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1997 and 1996
                             (Dollars in Thousands)

                                     Assets
                                                                        June 30, 1997 June 30, 1996

Cash, due from banks and cash equivalents (Note 5)                     $     8,940      $    13,129
Cash, due from banks - restricted (Note 5)                                   5,096            -
Money market investments (Note 5)                                             -               4,000
Investment securities available for sale, net (Note 6)                       6,275            5,685
Mortgage-backed securities available for sale, net (Note 7)                   -                 187
Loans receivable, net:
     Secured by real estate (Note 8)                                        80,093           86,983
     Commercial and consumer (Note 9)                                       15,677           16,022
         Allowance for possible credit losses (Note 10)                    (31,570)         (34,142)
                                                                       -----------      -----------
         Total loans receivable, net                                        64,200           68,863
                                                                       -----------      -----------
     Loans sold with recourse, net (Note 11)                                24,451           29,914
Premises and equipment, net (Note 12)                                        -                  146
Other real estate owned, net (Note 13)                                       7,127           30,386
Real estate held for investment, net (Note 14)                              90,222          116,054
Other assets (Note 15)                                                       5,348           17,114
                                                                       -----------      -----------
                                                                       $   211,659      $   285,478
                                                                       ===========      ===========



                      Liabilities and Stockholders' Equity

Due to depositors (Note 16)                                            $     -          $     3,022
Borrowed funds (Note 17)                                                    84,272          115,786
Mortgage escrow deposits                                                     -                  271
Other liabilities (Note 18)                                                 18,877           27,879
                                                                       -----------      -----------
                                                                           103,149          146,958
                                                                       -----------      -----------
Stockholders' equity (Note 19):
15% non-cumulative perpetual preferred stock, Series A, par value
     $1, liquidation value $25 (1,400,000 shares authorized issued
     and outstanding at June 30, 1997 and 1996))                             1,400            1,400
Common stock, par value $1 (30,000,000 shares authorized,
     7,100,000 shares issued and outstanding at June 30, 1997 and 1996       7,100            7,100
Additional paid-in capital                                                 111,170          111,170
Accumulated (deficit)/ retained earnings
     (Notes 2 and 18)                                                      (10,055)          20,068

Securities valuation account (Notes 5 and 6)                               ( 1,105)          (1,218)
                                                                       -----------      -----------
          Total stockholders' equity                                       108,510          138,520
                                                                       -----------      -----------
                                                                       $   211,659      $   285,478
                                                                       ===========      ===========



See notes to Consolidated Financial Statements

644923.1
                                      -76-

                               River Bank America
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Years ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)

                                                                                  Year Ended
                                                                                   June 30,
                                                                      1997             1996             1995
Interest, fees on loans and dividend income:
     Loans receivable                                            $    4,504        $   76,614     $   73,681
     Mortgage-backed securities                                           2             5,342          9,337
     Investment securities                                              574             9,347          1,859
     Money market investments                                           155             2,489          3,428
         Other                                                          234               617            573
                                                                 ----------        ----------     ----------
                                                                      5,469            94,409         88,878
                                                                 ----------        ----------     ----------
     Interest expense:
         Deposits (Note 16)                                            -               47,719         42,782
         Borrowed funds                                               7,132            14,026          9,411
         Other                                                          228                49             62
                                                                 ----------        ----------     ----------
                                                                      7,360            61,794         52,255
                                                                 ----------        ----------     ----------
         Net interest income                                         (1,891)           32,615         36,623
     Provision for possible credit losses (Note 10)                   1,000             5,250          5,041
         Net interest income after
              provision for possible credit losses                   (2,891)           27,365         31,582
                                                                 ----------        ----------     ----------

     Real estate operations:
         Writedowns of other real estate owned and
              real estate held for investment                       (19,745)           (1,889)       (14,460)
         Net loss on sale of real estate, loans                      (1,754)             -              -
         Income (loss) from other real estate owned, net              3,131            (2,911)           103
                                                                 ----------        ----------     ----------
                                                                    (18,368)           (4,800)       (14,357)
                                                                 ----------        ----------     ----------
     Other income:
         Gains from sales of equity interests                          -                 -              -
         Gains on sales of offices and branches                        -               77,560           -
         Banking fees and service charges                              -                2,463          2,320
         Net gains (losses) on sales of investment
              securities and other assets                            (1,495)             (605)           441
         Provision for Marine Sale contingencies                     (3,300)             -              -
         Other                                                          159             1,533          1,228
                                                                 ----------        ----------     ----------
                                                                     (4,636)           80,951          3,989
                                                                 ----------        ----------     ----------
     Other expenses:
         Salaries (Note 22)                                             927             9,814         11,329
         Employee benefits                                              243             4,349          3,597
         Premises and occupancy costs                                  -                8,108          7,203
         Deposit insurance                                             -                2,533          3,704
         Electronic data processing                                    -                3,700          3,326
         Legal and professional fees                                  1,892             4,521          4,581
         Foreclosure costs                                             -                  225          1,105
         Other operating (Note 23)                                    4,466             3,504          8,630
                                                                 ----------        ----------     ----------
                                                                      7,528            36,754         43,475
                                                                 ----------        ----------     ----------
         Income (loss) before provision for income taxes            (33,423)           66,762        (22,261)
         Benefit from (provision for) income taxes                    3,300           (11,749)        (2,113)
                                                                 ----------        ----------     ----------
              Net income (loss)                                     (30,123)           55,013        (24,374)
         Dividends declared on Preferred Stock                         -                5,250          5,250
              Net income (loss) applicable to Common Shares      $  (30,123)       $   49,763     $  (29,624)
                                                                 ==========        ==========     ==========

     Net income (loss) per common share (Note 4)                 $    (4.24)       $     7.01     $    (4.17)
                                                                 ==========        ==========     ==========

See notes to Consolidated Financial Statements

644923.1
                                      -77-

                               River Bank America
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Years ended June 30, 1997, 1996, and 1995
                             (Dollars in Thousands)



                                Series A
                                  Non-
                               cumulative                                                               Total
                                Perpetual                Additional      Retained                   Stockholders'
                                Preferred     Common       Paid-in       Earnings      Securities      Equity
                                  Stock       Stock        Capital      (Deficit)      Valuation       Account

Balances at June 30, 1994          $  1,400   $  7,100     $  111,700 $         (71)    $  (1,752)      $  117,847

Net loss for the year ended
         June 30, 1995                 -          -                 -       (24,374)            -          (24,374)

Preferred Stock dividends              -          -                 -        (5,250)            -           (5,250)

Change in securities valuation
         account                       -          -                 -            -           1,911           1,911
                                   --------   --------     ----------    ----------     ----------      ----------

Balances at June 30, 1995             1,400      7,100        111,170       (29,695)           159          90,134
                                   --------   --------     ----------    ----------     ----------      ----------

Net income for the year ended
         June 30, 1996                 -          -                 -        55,013             -           55,013

Preferred Stock dividends              -          -                 -        (5,250)            -           (5,250)

Change in securities valuation
         account                       -          -                 -            -           1,377          (1,377)
                                   --------   --------     ----------    ----------     ----------      ----------

Balances at June 30, 1996             1,400      7,100        111,170        20,068         (1,218)        138,520
                                   --------   --------     ----------    ----------     ----------      ----------

Net loss for the year ended
         June 30, 1997                 -          -                 -       (30,123)            -          (30,123)

Preferred Stock dividends              -          -                 -            -              -               -

Change in securities valuation
                                   --------   --------     ----------    ----------     ----------      ----------
         account                       -          -                 -            -             113             113

Balances at June 30, 1997          $  1,400   $  7,100     $  111,170    $  (10,055)    $   (1,105)     $  108,510
                                   ========   ========     ==========    ==========     ==========      ==========







See Notes to Consolidated Financial Statements

644923.1
                                      -78-

                               River Bank America
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 1997, 1996, and 1995
                             (Dollars in Thousands)

                                                                                  Year Ended
                                                                                   June 30,
                                                                       1997             1996            1995
Operating Activities
Cash Flows Provided by/(Used in) Operating Activities:
     Net income (loss)                                           $  (30,123)       $   55,013     $  (24,374)

Adjustments to reconcile net loss to net cash
provided by (used in) operating
activities:
     Provision for possible credit losses                             1,000             5,250          5,041
     Depreciation and amortization                                      215             1,159          1,362
     Net (increase)/decrease in accrued interest and
         dividends receivable                                          (326)            5,939         (1,072)
     Net increase/(decrease) in accrued interest payable                964            (1,341)           286
     Net change in accrued income taxes                              (5,019)           18,018            442
     Net increase/(decrease) in accrued expenses
         and accounts payable                                        (4,947)            4,944         (3,469)
     Net (increase)/decrease in prepaid expenses                      1,195               398           (525)
     Amortization of deferred fees and premiums                        -               (2,717)        (1,294)
     Loan fees collected net of expenses deferred                      -                 (761)          (837)
     Net (gains)/losses on sales of loans, investments
         and investments in real estate                               3,249               605           (441)
     Gain on sales of branches                                         -              (77,560)          -
     Loss (recovery) on investment in savings bank organizations       (353)             -             1,078
     Write-downs of other real estate owned and
         real estate held for investment and real estate assets     (19,745)            1,889         14,460
     Other                                                             -                  (37)         1,373
                                                                 ----------       ------------    ----------
Net cash provided by/(used in) operating activities                 (14,400)           10,799         (7,970)
                                                                 ----------       ------------    ----------

Investing Activities
Cash Flows Provided by/(Used in) Investing Activities:
     Proceeds from sales and maturities of investment
         securities                                                    -               285,084        60,129
     Purchases of investment securities                                -              (280,591)      (42,735)
     Purchases of mortgage-backed securities                           -                  -          (71,913)
     Proceeds from sales of mortgage-backed securities                 -                   198        60,033
     Transfer of securities in Branch Sale                             -                78,419          -
     Principal collections on mortgage-backed securities                187              6,050        22,953
     Transfer of loans in Branch Sale                                  -             1,067,472          -
     Net repayment/(origination) of loans secured by real
         estate                                                       4,252            (82,942)        6,497
     Net decrease/(increase) in loans sold with recourse              3,463            (29,914)         -
     Net repayment/(origination) of commercial and
         consumer loans                                                 345             21,188        (2,239)
     Proceeds from sale of premises and equipment                      -                 1,300          -
     Purchase of premises and equipment                                -                  (234)         (441)
     Sale of fixed assets                                              -                 5,613          -
     Proceeds from sales of real estate                              43,161             97,827        31,797
     Advances on real estate                                        (14,270)           (30,438)      (27,485)
     Purchases of underlying mortgages on other real estate
         owned and real estate held for investment                     -                  -          (39,613)
     Redemption of Federal Home Loan Bank of New York
         stock                                                        8,976               -             -
                                                                 ----------       ------------    ----------
Net cash provided by/(used in) investing activities              $   46,114       $  1,139,032    $   (3,017)
                                                                 ----------       ------------    ----------




See notes to Consolidated Financial Statements

644923.1
                                      -79-

                               River Bank America
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Year ended June 30, 1997, 1996, and 1995
                             (Dollars in Thousands)

                                                                                  Year Ended
                                                                                   June 30,
                                                                    1997             1996               1995
Financing Activities
Cash Flows Provided by/(Used in) Financing Activities:
Increase in restricted cash                                      $   (5,096)      $       -       $     -
Interest credited to time deposits and savings accounts                -                47,719        41,403
Dividends paid on preferred stock                                      -                (5,250)       (3,938)
Net decrease in deposit accounts                                     (3,022)           (56,611)     (124,072)
Deposits transferred in Branch Sale                                    -            (1,159,616)         -
Proceeds from borrowed funds                                          4,459             89,760        52,469
Repayments of borrowed funds                                        (30,179)          (177,035)      (15,000)
Increase in borrowed funds secured by loans sold
     under recourse                                                  (5,794)            24,000          -
Net decrease in escrow deposits                                        (271)            (4,209)       (4,966)
                                                                 ----------       ------------    ----------
Net cash used in financing activities                               (39,903)        (1,241,242       (54,104)
                                                                 ==========       ============    ==========
Net increase/(decrease) in cash and money market
     investments                                                     (8,189)           (91,411)      (65,091)
Beginning cash and money market investments                          17,129            108,540       173,631
                                                                 ----------       ------------    ----------
Ending cash and money market investments                         $    8,940       $     17,129    $  108,540
                                                                 ==========       ============    ==========


Supplemental Disclosure of Cash Flow Information
Non-cash investing and financing activities:
Net transfer of mortgage loans to other real estate and real
     estate held for investment                                  $     -          $      7,852    $    4,116
Loans charged-off, net of recoveries                             $    3,572       $     10,529    $   12,132
Loans to facilitate real estate sales                            $     -          $     23,436    $   69,960
Loans to facilitate investment sales                             $     -          $       -       $      700
Changes in securities valuation account                          $      113       $     (1,377)   $    1,911
Loans received in settlement of litigation                       $     -          $       -       $    5,600
Cash paid for:
Interest                                                         $    7,682       $     61,429    $   51,969
Federal, state and local taxes                                   $    1,952       $      3,675    $    1,671











See Notes to Consolidated Financial Statements

644923.1
                                      -80-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


1. Organization, summary of significant accounting policies and accounting changes

Effective October 1, 1988, East River Savings Bank formally changed its corporate name to River Bank America. On June 28, 1996, River Bank America sold its remaining eleven branches to Marine Midland Bank, inclusive of the name East River Savings Bank. (See Note 2). All retail banking activities have ceased. River Bank America (the Bank), a New York State chartered savings bank, converted to a stock-form savings bank through a plan of conversion in 1985.

Basis of presentation: The consolidated financial statements include the accounts of River Bank America and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Due to the anticipated short-term nature of such investments, investments in unconsolidated real estate partnerships are generally carried at cost, subject to periodic assessment of net realizable value. Gains on sales or dispositions of such investments are recognized dependent upon the terms of the transaction. Losses on sales or dispositions and any adjustments related to redetermination of net realizable value are charged to operations of the current period.

For the purpose of the statements of cash flows, cash equivalents are defined as those amounts included in cash and due from banks and money market investments.

Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year's presentation.

Money market investments: Money market investments are carried at cost, which approximates market value.

Investment securities and Mortgage-backed securities: In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As permitted under SFAS No. 115, the Bank elected to adopt the provisions of the new standard at December 31, 1993. In accordance with the statement, prior period financial statements were not restated. At June 30, 1997, the balance of stockholders' equity included a $1,105 unrealized loss on securities classified as available for sale.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available for sale securities are stated at estimated fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The cost of debt securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security using a method approximating the level yield method. Such amortization is included in interest income from these investments. Interest and dividends are included in interest income from the respective investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains and losses. The cost of securities sold is based on the specific identification method.


644923.1
                                      -81-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


Loans receivable, interest, and loan origination fees and costs: Loans receivable are stated at principal balances, net of deferred fees and costs. Interest on loans is accrued based on principal amounts outstanding. Loans are placed on non-accrual status when they become 90 days past due or at any time collection of principal or interest is doubtful unless, in the opinion of management, collection appears likely. Accrued but unpaid interest on such loans is reversed and interest income is subsequently recognized only to the extent that payments are received and when no doubt exists as to the collectibility of the remaining book balance of the asset. Interest is subsequently accrued when such loans return to full current status and have had a period of performance in accordance with a loan's terms.

Loan origination fees and certain loan origination direct costs are deferred, and the net fee or cost is recognized as an adjustment to interest income over the approximate lives of the related loans, adjusted for estimated prepayments as appropriate to provide a level interest yield.

Allowance for possible credit losses: The allowance for possible credit losses is provided by charges to operations. Credit losses, net of recoveries, are charged directly to the allowance for possible credit losses. Additions to the allowance are based on management, periodic review and evaluation of the Bank's assets, the potential for loss in light of the current composition of the Bank's assets, and economic conditions.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and operations for the period. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible credit losses and the valuation of other real estate owned and real estate held for investment. A substantial portion of the Bank's loans are collateralized by real estate and, accordingly, the performance of such loans may be affected by market conditions for real estate. As of June 30, 1997, most of the Bank's OREO is located in New York. The Bank has 42% of its total assets in five real estate properties and loans. Accordingly, the ultimate collectibility of these assets collateralized by real estate is particularly susceptible to changes in local market conditions.

Management believes that the allowance for possible credit losses is adequate and that other real estate owned and real estate held for investment is properly recorded at fair value minus estimated selling costs. While management uses available information to recognize losses, future additions to the allowance or writedowns of other real estate owned or real estate held for investment may be necessary based on changes in economic conditions, as well as changes in management strategies. In addition, the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department ("NYSBD"), as an integral part of their examination processes, periodically review the adequacy of the allowance for possible credit losses and the carrying amount of other real estate owned and real estate held for investment. Such agencies may require the Bank to recognize additions to the allowance or additional writedowns based on their judgment or information available to them at the time of their examinations.

Real estate: The Bank accounts for real estate foreclosed at the lower of fair value, minus estimated costs to sell, or cost. The Bank has set up valuation allowances that adjust the carrying value of foreclosed assets to the lower of cost or fair value minus estimated costs to sell. Increases and decreases to the valuation account are recognized in the statement of operations. Certain foreclosed assets are accounted for net of nonrecourse senior debt. The results are not materially different than if Statement of Position No. 92-3, "Accounting for Foreclosed Assets" had been followed. The adoption of SFAS-121, which was implemented during fiscal 1997, resulted in no material changes to the reported operations of the Bank.

Premises and equipment: Premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and capital improvements on buildings are depreciated and amortized over the estimated useful lives of the buildings. Leasehold improvements are generally amortized over the terms of the related leases or the estimated life of the improvement whichever is shorter. Furniture, fixtures and equipment are depreciated over their estimated useful lives. Depreciation and amortization are computed using the straight-line method. Maintenance, repairs and minor improvements are charged to operations as incurred while major improvements are capitalized.



644923.1
                                      -82-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


Interest on due to depositors' accounts: Interest accruals on NOW, savings and transaction accounts, and time deposit accounts are recorded monthly and credited to the respective accounts in accordance with the terms of the account. During 1995, all remaining brokered certificates of deposit matured and were repaid. The Bank will not accept any new brokered certificates of deposit.

Retirement plan: The Bank has a contributory 401(k) plan and a non-contributory pension plan (the"Plan") covering substantially all of its employees. During 1992, the Bank adopted an amendment to the Plan which ceased the accrual of benefits under the Plan ("Plan suspension") effective April 30, 1992. The Plan was further amended to exclude employees hired on or after April 30, 1992 from participating in the Plan.

Income taxes: For federal income tax purposes, the Bank files a consolidated tax return with its subsidiaries on a calendar year basis. The Bank files combined New York State and New York City income tax returns with various subsidiaries. In addition, certain subsidiaries file on a separate basis in New York and the Bank and certain subsidiaries file income and franchise tax returns in various other states.

In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used to account for income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of deferred tax assets, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to be applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Effective January 1, 1993, the Bank adopted SFAS No. 109. As permitted by SFAS No. 109, prior financial statements were not restated to reflect the change in accounting method. The cumulative effect of the change in the method of accounting for income taxes had no impact on the 1993 consolidated statement of operations, and therefore, there was no cumulative effect adjustment.

Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the differences originated.

Recent Accounting Pronouncements: In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." The statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The SFAS No. 121 definition of long-lived assets includes the Bank's other real estate owned and real estate held assets. The Bank's adoption of SFAS No. 121 on July 1, 1996 did not have a material effect on its consolidated financial statements.

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Bank will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The implementation of SFAS No. 128 is not expected to have any effect on the Bank's primary earnings per share for the years ended June 30, 1997, 1996 and 1995.



644923.1
                                      -83-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


2.  Purchase of Assets and Liability Assumption Agreement

On June 28, 1996, River Bank consummated the Purchase of Assets and Liability Assumption Agreement ("Branch Agreement") by and between the Bank and Marine Midland Bank ("Marine"). Marine purchased all eleven branches of East River Savings Bank ("Branch Sale"), assumed $1.159 billion in liabilities, $1.067 billion in assets and the Bank recorded a gross deposit premium of $93 million and proceeds from the sale of one office building of $1.3 million. The bank will no longer accept retail deposits and will notify the Federal Deposit Insurance Company ("FDIC") that it seeks to terminate its status as a depository institution. Subsequent to the Branch Sale, the Bank transferred mortgage escrow deposits (which are FDIC insured) to another financial institution. Upon the transfer of such escrow deposits and the issuance of an order by the FDIC terminating the Bank's status as a depository institution, the Bank will no longer be subject to the banking regulations of the FDIC but will remain a banking organization chartered and regulated by the New York State Banking Department ("NYSBD").

The net pre-tax gain on the sale of offices and branches of $77.6 million reflected the deposit premium of $93.0 million, partially offset by Branch Sale transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance costs of $4.6 million, net losses on the sale of assets of $1.1 million and other net costs of $700,000. During the year, the indemnification agreements with Marine were amended and a $3.3 million contingency reserve was recorded.

The Bank retained $285.5 million in assets, including real estate assets (including joint ventures), mortgage loans and investment securities ("Retained Assets"). The Bank intends to continue substantially the same disposition strategy for such assets previously employed by the Bank. While the Bank's disposition strategy has previously resulted in a reduction of real estate assets and non-performing loans, there can be no assurance that such strategies will produce sufficient cash after debt service to make distributions to stockholders.

The closing of the Branch Sale was conditioned upon River Bank's obtaining financing with terms and in an amount reasonably acceptable to River Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Bank obtained from Marine facilities ("Initial Facilities") consisting of eleven independent mortgage loans in an aggregate amount not to exceed $99,060. At June 30, 1997, the Bank had $66,066 outstanding under the Initial Facilities.

Proceeds of the Initial Facilities were utilized by River Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Bank's operations subsequent to the Branch Sale.

Subsequent to the closing of the Branch Sale, although the Bank will have executive officers under NYBL, the bank no longer maintains any significant staff of employees to manage the Bank's affairs. Rather, the day to day management responsibilities of the Bank will be obtained from RB Management Company, a newly formed management company affiliated with Mr. Dworman.

It is anticipated that a significant amount of services necessary to manage and dispose of the Retained Assets will be provided by RB Management Company or third party subcontractors who will not have any continuing fiduciary obligations to the Bank or the stockholders. The selection of third party subcontractors to provide various services to the Bank will be made by RB Management Company, subject to the ratification by committees of the board of directors but without stockholder approval. The Bank's success in maximizing returns from the disposition of the Retained Assets will depend on the efforts of RB Management Company and third party contractors retained to provide services to the Bank.


644923.1
                                      -84-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


3. Regulatory Capital Requirements

The Banking Department has advised the Bank that the Bank's minimum capital requirement set at $115 million in the Banking Department's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the Banking Department shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement. So long as the Bank's deposit accounts are by the FDIC, as a Federally-insured state-chartered bank, the Bank is required to maintain minimum levels of regulatory capital. Under current FDIC regulations, insured state-chartered banks generally must maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 4.0% to 5.0% (3.0% for the most highly-rated banks) and (ii) a ratio of Tier 1 capital to risk weighted assets of at least 4.0% and a ratio of total capital to risk weighted assets of at least 8.0%.

On September 20, 1995, the Bank executed the 1995 Memorandum of Understanding ("1995 MOU") with the FDIC and the NYSBD. The 1995 MOU imposed certain conditions and operating restrictions on the Bank, affecting among other things, its ability to pay dividends in the future.

On October 31, 1996, the Bank requested that the FDIC terminate its insurance of accounts as a result of having transferred all of its remaining non-retail deposits and mortgage escrow accounts to other insured institutions or servicing entities. As a result, the Bank expects that it will no longer be subject to the capital requirements of the FDIC. On April 14, 1997, the Bank received notice that the FDIC, as requested by the Bank, intends to terminate the Bank's status as an insured state nonmember Bank on December 31, 1997.

4. Earnings per Share

Earnings per share were based upon 7,100,000 weighted average shares of Common Stock outstanding during the years ended June 30, 1997, 1996, and 1995, respectively.



644923.1
                                      -85-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


5. Cash due from banks and cash equivalents and Money market investments

Included in Cash, due from banks and cash equivalents at June 30, 1997 are approximately $4.7 million in Funds maintained on deposit by wholly-owned subsidiaries and required to meet ongoing cash flow requirements of those subsidiaries. At June 30, 1997, Marine Midland had restricted a total of approximately $5.1 million in funds, held on deposit at Marine, in accordance with the term of the Branch Sale and the Marine Facility agreements. Restricted funds held by Marine are not available to the Bank for settlements of any of the Bank's current obligations. Of the $5.1 million cash balance restricted by Marine at June 30, 1997, $5.0 million relates to reserve amounts specified under the Branch Sale Agreement which are restricted to a maximum level of $5.0 million. The remaining restricted cash reserves held by Marine are primarily to meet the currently anticipated and other potential cash requirements of the properties serving as collateral for the senior loan financed by Marine.

Money market investments at June 30, 1997 and 1996, at cost, which approximates market value, consist of the following short-term instruments:

                                                          June 30,          June 30,
                                                            1997              1996

                  Federal funds sold                    $    -            $    -
                  Short-term time deposits                   -                4,000
                  Reverse repurchase agreements              -                 -
                                                        --------          ---------
                                                        $    -            $   4,000
                                                        ========          =========

Money market investments at June 30, 1996 had a weighted average maturity of 29 days.


6. Investment securities available for sale, net

The amortized cost of investment securities available for sale and their estimated fair values at June 30, 1997 are as follows:

                                                                Gross           Gross          Estimated
                                                 Amortize       Unrealized      Unrealized     Fair
                                                 Cost           Gains           Losses         Value

                  Equity securities              $    7,380     $     -         $  (1,105)     $    6,275
                                                 ==========     ========        =========      ==========


The amortized cost of investment securities available for sale and their estimated fair values at June 30, 1996 are as follows:

                                                                Gross           Gross          Estimated
                                                 Amortized      Unrealized      Unrealized     Fair
                                                 Cost           Gains           Losses         Value

                  Equity securities              $    6,903     $     -         $  (1,218)     $   5,685
                                                 ==========     ========        =========      ==========


7. Mortgage-backed securities available for sale, net

The Bank had no mortgage-backed securities available for sale at June 30, 1997. During the year ended June 30, 1997, all remaining mortgage-backed securities, totaling $187,000, were sold at book value.


644923.1
                                      -86-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


8. Loans receivable, secured by real estate

Loans secured by real estate at June 30, 1997 and 1996 consist of the following:

                                             June 30,          June 30,
                                               1997              1996
     Residential:
         One-to-four family                $   3,924         $   4,557
         Multi-family                         26,090            31,336
         Commercial                           50,078            51,090

     Construction:
         One-to-four family                     -                 -
         Multi-family                           -                 -
         Commercial                             -                 -

     Less:
         Deferred fees, net                     -                 -
                                           ---------         ---------
                                           $  80,092         $  86,983
                                           =========         =========


Loans on which the accrual of interest has been discontinued amounted to $32,271 at June 30, 1997. If interest on non-performing loans classified as loans receivable had been accrued, such income would have approximated $2,100 for the year ended June 30, 1997. Interest income collected and recognized on such loans amounted to $161 for the year ended June 30, 1997.

At June 30, 1997 the Bank had 5 restructured loans secured by real estate which aggregated $24,454. At June 30, 1997, approximately 85% of all the Bank's outstanding mortgage loans were secured by properties located in New York and California.


9. Loans receivable, commercial and consumer

Commercial and consumer loans at June 30, 1997 and 1996 consist of the following:

                                           June 30,          June 30,
                                             1997              1996
   Commercial loans:
       Secured                           $   2,520         $   4,718
       Unsecured                            10,286             8,266
                                         ---------         ---------
                                            12,806            12,984
   Less:
       Deferred fees, net                     -                 -
                                         ---------         ---------
                                            12,806            12,984
   Consumer loans:
       Student education loans               2,504             2,671
       Passbook loans                         -                 -
       Other                                   367               367
                                         ---------         ---------
                                         $  15,677         $  16,022
                                         =========         =========


    In connection with the Branch Sale, the Bank sold with recourse, $12,000 in SLMA receivables as further described in Note 11.


644923.1
                                      -87-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


Loans on which the accrual of interest has been discontinued amounted to $6,639 at June 30, 1997. If interest on non-performing loans had been accrued, such income would have approximated $547 for the year ended June 30, 1997. No interest income was collected or recognized on such loans during the fiscal year ended June 30, 1997.


10.  Allowance for possible credit losses

The following is an analysis of the allowance for possible credit losses for the years ended June 30, 1997 and 1996:

                                                  1997              1996

       Balance at July 1                     $    34,142       $    33,985
       Provision charged to operations             1,000             5,250
       Provision not charged to operations             -             5,436
       Charge-offs, net of recoveries             (3,572)          (10,529)
                                             -----------       -----------
       Balance at June 3                     $    31,570       $    34,142
                                             ===========       ===========

Charge-offs, net of recoveries, relate to losses incurred and recoveries realized in the sale or liquidation of assets or to transfers of loans to other real estate owned. The Bank charges-off loans for regulatory purposes when specific allocable reserves are identified, which results in a net allowance for possible credit losses for regulatory purposes of $3,546 and $11,337, at June 30, 1997 and 1996, respectively.

11. Loans sold with recourse, net

Loans sold with recourse, net of $4,901 and $2,901 valuation allowances, at June 30, 1997 and 1996, respectively, consist of the following:

                                     June 30, 1997            June 30, 1996
                                  Number of                Number of
                                  Properties    Amount     Properties   Amount

    One-to-four family including
    single-family developments        3       $  24,451        3      $  29,914
                                      =       =========        =      =========

644923.1
                                      -88-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


Asset Sale Transactions

In connection with, and to facilitate the closing of, the Branch Sale, the Bank consummated $60.4 million of Asset Sale Transactions. The Asset Sale Transactions, which were arranged by RB Management Company LLC, were structured to include ongoing recourse to, and participation by, the Bank with respect to the assets sold, based upon the proceeds realized by the purchasers. The assets included within each pool of assets sold and the nature of related recourse provisions are described below.

The Asset Sale Transactions were entered into with five entities, each of which was independent of the Bank and Alvin Dworman, who owns 39% of the common stock of the Bank. In connection with the Asset Sale Transactions, entities controlled by Mr. Dworman loaned $12.8 million to the five entities on a non-recourse basis.

Assets included within each pool sold were, with the exception of Pool C, believed by the Bank and the purchasers to be in the final process of disposition by the Bank. In essence the Asset Sale Transactions accelerated receipt by the Bank of asset disposition proceeds which the Bank expected to realize on the included assets within the fiscal year following the Bank's 1996 fiscal year.

In each of the Asset Sale Transactions, the Bank sold a pool of assets and received a 20% cash down payment and non-recourse purchase money notes (the "Purchase Money Notes") which approximated 80% of the sale price. In all cases, except for Pool C, the Purchase Money Notes had maturity dates, including any extension options, of less than one year from June 30, 1996. The maturity date on the Pool C Purchase Money Note is three years. The Bank also received additional contingent proceeds notes for each of the five pools which provided the Bank with rights to receive proceeds from subsequent asset sales by purchasers in excess of the initial sales price after the purchaser had received a return of 8%, a transaction fee of 25 basis points and certain transaction expenses. In the event that proceeds of subsequent assets sales exceed specified amounts for each pool, such amounts are retained by the purchaser.

The Bank received aggregate cash down payments of $12.8 million in connection with the Asset Sale Transactions. The Purchase Money Notes, aggregating $47.6 million, were included in the assets delivered to Marine Midland in connection with the Branch Sale.

The Bank made representations and warranties ( the "Recourse Provisions") with respect to the assets sold which included the present condition of each asset, the nature of disposition arrangements which had been entered into by the Bank prior to June 28, 1996 and that each of the assets were free of any liens or encumbrances. The Recourse Provisions also included representations with respect to certain of the assets that the Bank had taken all actions to effect specific proposed dispositions or had made arrangements with third parties to complete actions required to effect such dispositions.

For accounting purposes the Bank accounted for the Asset Sale Transactions included in Pools B and C as financings, primarily due to their longer term nature and the more substantial risks related to ongoing construction for the assets included in each of the Pools. Pool B and C Asset Sale Transactions have been included in the Bank's consolidated financial statements as Loans Sold, With Recourse. Related financing for such assets have been included in the Bank's consolidated financial statements as Borrowed Funds, secured by Assets Sold with Recourse. The Bank believes that it has made adequate provision at June 30, 1997 for all recourse amounts expected to result from the sale of the assets included in Pools B and C.

For accounting purposes the Bank accounted for the Asset Sale Transactions included in Pools A, D, and E as sale transactions since each of the financial receivables, asset sale contracts or other proceeds included in these pools represented reasonably estimable amounts, including related recourse claims, in a transaction with limited duration. Substantial proceeds from dispositions conducted within Pools A, D and E were realized during the fiscal year ended June 30, 1997. The Bank believes that it has made adequate provision at June 30, 1997 for all recourse amounts expected to result from the sale of the assets included in Pools A, D and E.

644923.1
                                      -89-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


Assets included in these transactions, and a description of the assets sold, were as follows:

Pool A

Pool A originally included $13.8 million in assets, composed of $12.0 million of receivables related to the collection of certain federally guaranteed, defaulted student loans and other student loan related claims from the Student Loan Marketing Agency ("SLMA") (collectively, the "Student Loan Receivables") and $1.8 million related primarily to delinquent single family residential loans (collectively the "Single Family Receivables").

The Bank's aggregate investment in the Student Loan Receivables and the Single Family Receivables prior to the Asset Sale Transactions approximated $12.4 million and $7.1 million, respectively.

At June 30, 1997, the remaining Student Loan Receivables balance, net of applicable reserves, was $1.3 million. This balance represented claims which had been filed with state processing agencies for reimbursement for which the Bank expected to receive reimbursement. At June 30, 1997, the remaining Single Family Receivables balance, net of applicable reserves, of $5.7 million were in the process of being disposed of through bulk sales or sales of individual loans or, to a lesser degree, sales of real estate owned to bulk buyers or individuals.

Pool B

At June 30, 1996, Pool B was composed of a mortgage loan in the amount of $13.0 million secured by land and construction in process related to a single family condominium project in Wayne, New, New Jersey (the "Wayne Project"). The Bank's aggregate investment in the Wayne Project prior to the Asset Sale Transactions approximated $13.01 million.

The Bank believed at June 30, 1996 that the Wayne Project would be fully completed and all individual units sold prior to June 30, 1997. The Wayne project is in the final phase of a three phase development project which was nearing completion at June 30, 1997. The Bank's investment in the Wayne project, net of applicable reserves has been reduced to $7.7 million at June 30, 1997.

Pool C

Pool C included contracts of sale, in the amount of $11.0 million for two adjacent parcels of land located in Bronx, New York (the "Bronx Projects"). The Bank's investment in the Bronx Projects prior to the Asset Sale Transactions aggregated $17.7 million, including $12.1 million for one site ("Site One") and $5.6 million for a second site ("Site Two"). The sale contract for the Bronx Projects represented the sale of ownership and development rights for each of the parcels of land and, for Site One, the Bank's investment at June 28, 1996 in construction in process. Site Two was vacant on June 30, 1996 and 1997 with no development yet commenced. At June 30, 1996, the Bank expected that the two parcels would be sold within the subsequent twelve months or that the Bank would arrange for the sale and development of subparcels of the first site and sale of the second site prior to the commencement of construction. The Bank's investment in the Bronx projects, net of applicable reserves, was $16.8 million at June 30, 1997.

Pool D

Pool D, with an aggregate sales price of $14.3 million, included six individual owned real estate properties, located in New York state, New Jersey and California (collectively, the "Real Estate Properties"). The Bank's aggregate investment in the Real Estate Properties prior to the Asset Sale Transactions aggregated $16.l million. Each of the properties included in Pool


644923.1
                                      -90-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


D were either under contract of sale or contracts of sale for the remaining assets were being actively negotiated. All properties were disposed of during 1997 with the exception of one property, which the Bank estimated at June 30, 1997 would be disposed of by June 30, 1998. This property had a remaining asset balance of approximately $2.0 million at June 30, 1997.


Pool E

Pool E, with an aggregate sales price of $8.3 million, included the rights to proceeds from sale of two joint venture projects, the sale of which was schedule to close within 90 days, rights to proceeds of sale of 35 condominium projects located in New York City, a mortgage secured by cooperative apartment units in New York City and a mortgage secured by a multi-family apartment complex in New York State (collectively, the "Venture Proceeds and Residential Mortgages Pool"). The Bank's aggregate investment in the Venture Proceeds and Residential Mortgages Pool prior to the Asset Sale Transactions aggregated $11.6 million. Each of the assets included in Pool E were disposed of during fiscal 1997.


12.  Premises and equipment, net

Premises and equipment at June 30, 1997 and June 30, 1996 consist of the following:

                                                   Period of
                                             depreciation
                                            or amortization      June 30,         June 30,
                                                (years)            1997             1996

       Land                                                    $     -             $    -
       Bank premises                             20-50               -                  -
       Leasehold improvements               Term of leases           -                   158
           Furniture and fixtures                4-10                -                    38
           Computer equipment                     7 1/2              -                    41
                                                               ---------           ---------
                                                                     -                   237

   Less accumulated depreciation and amortization                    -                    91
                                                               ---------           ---------

                                                               $     -             $     146
                                                               =========           =========


Depreciation and amortization expense amounted to $15 and $1,159 for the years ended June 30, 1997 and 1996, respectively. During the year, the Bank wrote off the remaining balance of its fixed assets, amounting to $131, following the assets disposal.

In June 1996, the Bank sold, as part of the Branch Sale, branch property located in New York, New York for a net gain of $748.

644923.1
                                      -91-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


13. Other real estate owned, net

At June 30, 1997 and June 30, 1996, other real estate owned, net of a $1,959 and $4,642 valuation allowance, respectively, consists of the following:

                                                  June 30,                       June 30,
                                                   1997                           1996
                                        Number of                      Number of
                                       Properties          Amount     Properties         Amount

     One-to-four family including
     single-family developments              2        $   2,493            3         $   7,885
     Multi-family                            2            4,566            8             8,347
     Commercial real estate:
         Office/warehouse buildings          0             -               3             6,929
         Retail                              1               68            1               178
         Other                               0             -               2             7,047
                                             -        ---------           --         ---------
                                             5        $   7,127           17         $  30,386
                                             =        =========           ==         =========



Activity in the valuation allowance for other real estate owned for the years ended June 30, 1997 and 1996 is as follows:

                                                 June 30,          June 30,
                                                   1997              1996

         Beginning balance - July 1            $   4,642         $  12,701
         Provisions charged to operations          5,023             1,889
         Transfers                                  -               (1,672)
         Charge-offs                              (7,706)           (8,276)
                                               ----------        ----------
         Ending Balance - June 30              $   1,959         $   4,642
                                               ==========        ==========

At June 30, 1997, the Bank's principal real estate owned consists of residential condominium units in Staten Island, NY and a single-family housing development in Murietta, CA. The net book values of the two properties are $3.3 million and $1.9 million, respectively.

Management believes that the allowance for possible losses is adequate and that other real estate is properly valued. The Bank has used currently available information to establish reserves and resultant net valuations for other real estate at June 30, 1997. Future additions to the allowance or writedowns of real estate held for investment may be necessary based on changes in economic conditions, the receipt of newly-available information involving specific properties, or changes in management strategies.

644923.1
                                      -92-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


14. Real estate held for investment

Real estate held for investment net of a $13,261 and $3,429 valuation allowance at June 30, 1997 and 1996, respectively, consists of the following:

                                                          June 30,                       June 30,
                                                            1997                           1996
                                                 Number of                      Number of
                                                Properties          Amount     Properties         Amount

              One-to-four family including
              single-family developments              -           $    -               1         $  12,840
              Multi-family                               2           70,720            2            72,567

              Commercial real estate:
                  Office buildings                       2           19,502            2            30,647
                  Shopping centers                    -                -            -                 -
                  Other                               -                -            -                 -
                                                      ----        ---------         ----         ---------
                                                         4        $  90,222            5         $ 116,054
                                                      ====        =========         ====         =========


Activity in the valuation allowance for real estate held for the years ended June 30, 1997 and 1996 is as follows:

                                                         June 30,       June 30,
                                                           1997           1996

Beginning balance - July 1                             $   3,429      $   5,317
                  Provisions charged to operations        11,300           -
                  Charge-offs                             (1,468)        (1,888)
                                                       ----------     ----------
                  Ending Balance - June 30             $   13,261     $    3,429
                                                       ==========     ==========

At June 30, 1997, the Bank's principal real estate held for investment properties consist of a multi-family apartment complex located in Philadelphia, PA, an office building complex in Atlanta, GA and co-operative apartment shares in New York, NY. The net book values of the three properties are $55.9 million, $14.1 million and $14.8 million, respectively. During the year ended June 30, 1997, the Bank recorded a provision of $11.3 million for the office building complex in Atlanta, GA. This charge followed a change in operating plans for the property and a resultant reevaluation of projected operating cash flows related to this property. The Bank is actively seeking a purchaser for the property.

Management believes that the allowance for possible losses is adequate and that real estate held for investment is properly valued. The Bank has used currently available information to establish reserves and resultant net valuations for real estate held for investment at June 30, 1997. Future additions to the allowance or writedowns of real estate held for investment may be necessary based on changes in economic conditions, the receipt of newly-available information involving specific properties, or changes in management strategies.

644923.1
                                      -93-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


15. Other assets

Other assets at June 30, 1997 and 1996 consist of the following:

                                                     June 30,         June 30,
                                                       1997             1996
     Accrued interest receivable                    $      792       $      943
     Investments in unconsolidated subsidiaries,
         joint ventures and partnerships (A)             3,113            4,424
     Federal Home Loan Bank of
         New York capital stock                           -               8,976
     Investment in savings bank organizations (B)         -                 790
     Prepaid pension expenses and other assets           1,443            1,981
                                                    ----------       ----------
                                                    $    5,348       $   17,114
                                                    ==========       ==========

(A) Represents equity investments in 3 and 4 joint ventures engaged in commercial real estate transactions at June 30, 1997 and 1996, respectively. The joint ventures had aggregate total assets of approximately $3,113 and $4,424 at June 30, 1997 and 1996, respectively. During the year ended June 30, 1997, the Bank sold its investment to one joint venture realizing a loss of $1,377.

(B) The Bank invested in the capital debentures and stock of National and invests in the stock cooperative data processing entities (the Institutional Group Information Corporation and Infoserve) and in return receives various services for which the Bank is charged fees. National was a New York chartered trust company jointly owned by approximately sixty-five New York savings banks, including the Bank. National, which provided item processing, deposit, securities safekeeping, trust, data processing, credit and cash and investment management services, was placed into receivership by the NYSBD on February 6, 1995. Upon consideration of the receivership, the Bank wrote-off its investment in the securities of National. The write-off of $1,100 was accounted for as a charge to income in the year ended June 30, 1995. During the year ended June 30, 1997, the Bank, along with several other investors received a partial recovery of its initial investment in National. During the year ended June 30, 1997, the Bank, received $353 in settlement recoveries related to this investment, which were accounted for as asset recoveries.

16. Due to depositors

The amounts due to depositors and weighted average period-end interest rates at June 30, 1997 and 1996 are as follows:

                                                 June 30, 1997             June 30, 1996
                                      Weighted                    Weighted
                                       Average                     Average
                                      Year-end        Deposit     Year-end          Deposit
                                        Rate         Liability      Rate          Liability

Demand deposits:
       Checking accounts                 -              -             -            $    2,876
       Bank checks issued and
       outstanding                       -              -             -                   146
                                     -------        ------        -------          ----------
                                         -              -             -                 3,022
NOW accounts:
       Fixed rate                        -              -             -                  -
Savings and transaction accounts:
       Regular                           -              -             -                  -
       Money market                      -              -             -                  -
       Time deposits                     -              -             -                  -
                                     -------        ------        -------          ----------
                                         -          $   -             -            $    3,022
                                     =======        ======        =======          ==========

644923.1
                                      -94-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


Interest expense on deposits for the years ended June 30, 1997 and 1996 was as follows:

                                                     June 30,         June 30,
                                                       1997             1996

       NOW accounts                                 $        -       $    1,064
           Savings and transaction accounts                  -           13,367

       Time deposit accounts                                 -           33,288
                                                    ----------       ----------
                                                    $        -       $   47,719
                                                    ==========       ==========
       Average cost of funds
           during the period                                 -            4.12%
                                                    ==========       ==========


17.     Borrowed funds

Borrowed funds and weighted average year-end interest rates at June 30, 1997 and 1996 consist of the following:

                                                        June 30 1997                   June 30, 1996
                                                                   Weighted                      Weighted
                                                                    Average                       Average
                                                                   year-end                      year-end
                                                  Amount             Rate        Amount            Rate

         Advances from the Federal Home
              Loan Bank of New York
                  (FHLBNY):
                      Fixed                      $     -             3.81%       $  2,026            3.81%
                      Floating                         -              -              -                -
                                                 ----------        -------       --------           --------
                                                       -              3.81          2,026             3.81
         Initial Facilities (Marine Midland)         66,066           8.25         89,760             8.25
         Borrowed funds secured by loans
              sold with recourse (note 11)           18,206           8.25         24,000             8.25
         Security sold under agreement to
              repurchase                               -              -   %           -               -   %
                                                 ----------                      --------
                                                 $   84,272                      $115,786
                                                 ==========                      ========

Average cost of funds during the
         year then ended                                             6.83%                           6.01%

FHLBNY Advances: The fixed rate advances from the FHLBNY outstanding at June 30,1997 and 1996 mature as follows:

                                          June 30, 1997                  June 30, 1996
                                                     Weighted                      Weighted
    Year of Maturity                                  average                       average
       Fiscal Year                                   year-end                      year-end
     Ending June, 30                Amount             rate        Amount            rate

          1997                     $-    -              -    %     $   -               -  %
          2006                           -              -           1,100             3.41
          2008                           -              -             492             4.66
          2010                           -              -             434             3.86
                                   -------            --------     ------             -----
                                   $     -              -    %     $2,026             3.81%
                                   =======            ========     ======             =====

644923.1
                                      -95-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


The advances from the FHLBNY outstanding at June 30, 1996 were collateralized by all FHLBNY stock owned by the Bank. Additionally, specific eligible assets were required to be pledged to the FHLBNY. At June 30, 1997, the Bank had no outstanding obligations to, held no capital stock in, and had no remaining assets pledged to the FHLBNY.

Borrowed funds secured by loans sold with recourse: In June 1996, the Bank financed the sale of loans, in the amount of $24,000, in connection with and to facilitate the closing of the Branch Sale. These loans were sold to third parties, with recourse and have been accounted for as financings. (See Note 11).

Borrower funds secured by loans sold with recourse bear interest at the prime rate (or, at the Bank's option, in LIBOR based rate). See Note 11 for more information concerning the three properties securing this information.

Initial facility (Marine Midland)
The closing of the Branch Sale was conditioned upon the Bank's obtaining financing with terms and in an amount reasonably acceptable to the Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Bank obtained from Marine, the Facility, consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.06 million. As of June 30, 1997, Marine had extended $66.1 million under the Facility to the Bank.

Proceeds of the Facility were utilized by the Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Bank's operations subsequent to the Branch Sale.

Each of the individual loans included in the Facility were structured as three-year term loans with options to extend the initial term for two additional one-year periods subject to the Bank's achieving pre-agreed minimum repayment amounts which are equal to 60% and 30% of the original aggregate amount of the Facility and remaining fully current on all obligations and in compliance with all covenants.

The Facility is priced at 175 basis points over LIBOR for the initial six months following June 28, 1996, automatically increasing by 25 basis points at the beginning of each of the subsequent three six month periods and will be priced at 275 basis points over LIBOR for the third year of the Facility. In the event that the Bank elects to exercise its option to extend the initial term of the Facility, the Facility will be priced at 300 basis points over LIBOR during the initial one year extension and 325 basis points over LIBOR during the second one year extension. Following maturity or an event of default, the Senior Debt Financing will accrue interest at a specified default rate.

The Facility is secured by first priority mortgage liens on eleven of River Bank's real estate assets approved by Marine and collateral assignments of first priority mortgages held by River Bank (the "Primary Collateral"). Each of the loans are cross defaulted with each other and cross collateralized by all collateral for the Facility. As additional collateral for the Facility, each loan is also secured by first priority mortgages (or, where applicable, a collateral assignment of first priority mortgages held by the Bank), stock pledges and assignment of partnership interests and assignment of miscellaneous interests on additional Bank assets (the "Additional Collateral"). The Bank collaterally assigned to Marine all of the cash flow from the Primary Collateral and the Additional Collateral. All of the net cash flow from the Primary Collateral and Additional Collateral will be applied to the prepayment of the Facility. In addition, all net proceeds from the sale of any Primary Collateral, and the proceeds from the sale of any Additional Collateral, shall be applied to the prepayment of the Facility subject to the Bank's right to establish reserves for its operating needs. The Bank will be permitted to prepay the Facility in whole or in part at any time without prepayment penalty or premium (subject to customary LIBOR breakage provisions).

The Loan Agreement requires that while any amounts remain outstanding under the senior debt financing, the Bank must receive Marine Midland's prior written consent to, among other things, materially alter its charter or by-laws, incur additional corporate indebtedness and liens, make any distributions to stockholders or repurchases or redemptions of capital stock, acquire additional assets, exchange existing assets with a third party or assume additional liabilities as a result of any proposed merger transaction.






644923.1
                                      -96-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


18.  Other liabilities

Other liabilities at June 30, 1997 and 1996 consist of the following:


                                                             June 30, 1997                 June 30, 1996

Accrued interest payable                                         $          964                $        -
Accrued income taxes                                                      5,771                    10,790
Accounts payable                                                          2,737                       521
Accrued expenses:
         Rent                                                                 -                       618
         Tax settlement - City of New York                                    -                         -
         Postretirement benefits obligation                               4,728                     4,000
         Preferred Stock dividend declared and unpaid                     1,313                     1,313

Other                                                                     3,364                    10,637
                                                             ------------------          ----------------
                                                             $           18,877          $         27,879
                                                             ==================          ================

19.  Stockholders' equity

On June 30, 1994, the Bank consummated the placement ("Offering") of 5,500,000 shares of its Common Stock, par value $1 per share, and 1,400,000 shares of 15% noncumulative perpetual preferred stock, Series A, par value $1 per share, ("Preferred Stock") which resulted in net proceeds to the Bank of $78,200. The issuance price of the offered stock was $9 per share for the Common Stock and $25 per share for the Preferred Stock. The Bank's Restated Organization Certificate was amended prior to consummation of the Offering in order to authorize the issuance of up to 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Prior to the offering, the Bank had 1,000,000 shares of Common Stock issued and outstanding, plus warrants to purchase an additional 690,000 shares of Common Stock. The Bank also had 200,000 shares of 3%
Noncumulative Senior Preferred Stock and 130,000 shares of 4% Noncumulative Preferred Stock issued and outstanding (each of which series of preferred stock had a liquidation value of $100 per share) substantially concurrently with the Offering these shares were exchanged for 600,000 shares of Common Stock and outstanding warrants to purchase Common Stock were canceled. The Board of Directors of the Bank has the power from time to time to issue additional shares of Common Stock or Preferred Stock authorized by the Restated Organization Certificate without obtaining approval of the Bank's stockholders. The rights, qualifications, limitations and restrictions on each series of Preferred Stock issued will be determined by the Board of Directors of the Bank and approved as required by the Banking Law or otherwise, at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting and convertibility to Common Stock.

As a result of the Offering, the Bank had 7,100,000 shares of its Common Stock outstanding at June 30, 1997, 1996, and 1995. After the consummation of the Offering, the investor continues to be the largest stockholder with 2,768,400 shares or 39% of the common stock outstanding. The Bank may pay dividends on common stock as declared from time to time by the Board of Directors out of funds legally available therefor. Except as provided with respect to any series of Preferred Stock, the holders of Common Stock possess exclusive voting rights in the Bank. Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors. Subject to the prior rights of the holders of any shares of Preferred Stock that may be outstanding, in the event of any liquidation, dissolution or winding up of the Bank, the holders of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and, after distribution of the balance, if any, in the liquidation account maintained for certain depositors of the Bank at the time of the Conversion, all assets of the Bank available for distribution.

The Bank has 1,400,000 shares of its Preferred Stock, which were issued in connection with the Offering, outstanding at June 30, 1997, 1996, and 1995. This stock is perpetual and is not subject to any sinking fund or other obligation of the Bank to redeem or retire it. The par value of the Preferred Stock is $1.00 per share.


644923.1
                                      -97-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


The Preferred Stock ranks prior to the Common Stock with respect to dividend rights and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Bank, and to all other classes and series of equity securities of the Bank hereafter issued, other than any class or series of equity securities of the Bank expressly designated as being on a parity with or senior to the Preferred Stock with respect to dividend rights or rights upon any such dissolution, liquidation or winding up. The Common Stock and any other classes or series of equity securities of the Bank not expressly designated as being on a parity with or senior to the Preferred Stock are referred to hereafter as "Junior Stock". The rights of holders of shares of Preferred Stock are subordinate to the rights of the Bank's creditors, including its depositors. The Bank may not issue any capital stock that ranks senior to the Preferred Stock without the approval of holders of at least 66% of the outstanding shares of Preferred Stock, voting as a class.

Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Bank, out of funds legally available therefore, noncumulative cash dividends at the rate of 15% per annum. The right of holders of Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board does not declare a dividend payable in respect of any quarterly dividend period (a "Dividend Period"), then holders of Preferred Stock will have no right to receive, and the Bank will have no obligation to pay, a dividend in respect of such Dividend Period, whether or not dividends are declared payable in respect of any future Dividend Period. No full dividends may be declared or paid or set aside for payment as dividends on any class or series of equity securities ranking, as to dividends, on a parity with the Preferred Stock for any Dividend Period unless full dividends on the Preferred Stock for such Dividend Period shall have been paid or declared and set aside for payment.

Dividends on the Preferred Stock will not be declared and paid if payment of such dividends is then restricted by (i) laws, rules, regulations or regulatory conditions applicable to the Bank or (ii) orders, judgments, injunctions or decrees issued by, or agreements with, federal or state authorities with respect to the Bank. The Bank is not permitted to declare or pay dividends (whether in cash, stock or otherwise) on its common stock without the prior written consent of the FDIC, NYSBD and Marine Midland Bank.

New York-chartered banks may only pay dividends or make other distributions on their outstanding shares out of undivided profits or surplus, and may not pay dividends when there is any impairment of capital stock, or when the declaration, payment or distribution would be contrary to the bank's charter. Without specific approval from the Superintendent the total of all dividends declared by a bank in a given calendar year cannot exceed the total of the bank's net profits for that year, plus the bank's retained net profits from the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

The Bank has received notice that approval necessary to declare or pay dividends on the Bank's outstanding shares of 15% Noncumulative Perpetual Preferred Stock, Series A (the "Series A Preferred") will not be provided at this time. In June, 1996, the Bank's Board of Directors declared a Series A Preferred dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from regulators and Marine (the Bank's principal lender). The Bank intends to continue to seek approval for the payment of the declared Series A Preferred dividend. Primarily as a result of the above, the Bank's Board of Directors has taken no action as regards a quarterly dividend on the Bank's Series A Preferred for the quarters ending June 30, 1997, March 31, 1997, December 31, 1996 and September 30, 1996. Declaration or payment of future dividends on the Bank's Series A Preferred Stock will also be subject to the approval of the Banking Department and the FDIC, until the Bank is no longer regulated by the Banking Department and the FDIC, and will be subject to the approval of Marine for so long as the Facility remains outstanding.

Holders of shares of Preferred Stock shall be entitled to receive a liquidation distribution in the amount of $25.00 per share, plus unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for liquidation (the "Liquidation Date") in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Bank, out of the net assets of the Bank legally available for distribution to stockholders under applicable law, or the proceeds thereof, before any payment or distribution of assets is made with respect to any Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference over the Preferred Stock with respect to distributions upon liquidation and the rights of the Bank's creditors, including its depositors). After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Preferred Stock will not be entitled to any further participation in any liquidating distribution of assets by the Bank.

Holders of the Preferred Stock will not be entitled to vote upon the election of members of the Board or other matters in general. Holders of the Preferred Stock, however, will be entitled to elect two members of the Bank's Board to fill two newly-created directorships upon the occurrence of a "Voting Event." A Voting Event occurs if the Bank fails to pay full dividends on the Preferred Stock (or to declare such full dividends and set apart a sum sufficient for payment thereof) with respect to each of any six Dividend Periods, whether consecutive or not.

644923.1
                                      -98-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


The Preferred Stock is perpetual and is not redeemable prior to July 1, 2004. The Preferred Stock is redeemable by the Bank at its option at any time on or after July 1, 2004, in whole or in part at the per share redemption prices set forth below in cash, plus in each case an amount in cash equal to accrued but unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for redemption (the "Redemption Date") without the accumulation of unpaid dividends for prior Dividend Periods:


           July 1, 2004 to June 30, 2005                         $27.50
           July 1, 2005 to June 30, 2006                          27.25
           July 1, 2006 to June 30, 2007                          27.00
           July 1, 2007 to June 30, 2008                          26.75
           July 1, 2008 to June 30, 2009                          26.50
           July 1, 2009 to June 30, 2010                          26.25
           July 1, 2010 to June 30, 2011                          26.00
           July 1, 2011 to June 30, 2012                          25.75
           July 1, 2012 to June 30, 2013                          25.50
           July 1, 2013 to June 30, 2014                          25.25
           July 1, 2014 and thereafter                            25.00


If fewer than all the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot or by such other method as the Board of Directors of the Bank, in its sole discretion, determines to be equitable.

In the event of a change of control, the acquirer ("Note Issuer") may, at its option, exchange (the "Note Exchange") all or part of the outstanding Preferred Stock for subordinated notes (the "Notes") of the Note Issuer, provided that any such Note Issuer is an insured depository institution within the meaning of the FDIC. Pursuant to a Note Exchange, each $1,000 in liquidation value of the shares of Preferred Stock covered thereby will be exchangeable for $1,000 principal amount of Notes. Such Notes shall have the terms, covenants and conditions set forth under "Description of Notes" below. The rate of interest on the Notes shall be 15%, the maximum principal amount of the Notes shall be 100% of the aggregate liquidation preference of the Preferred Stock to be exchanged and the principal of such Notes shall not be payable prior to July 1, 2004. Subject to the FDIC approval of the Notes as Tier 2 capital of the Note Issuer, the Note Issuer may elect to consummate the Note Exchange at any time following a change of control and prior to July 1, 2014.

20. Income taxes

Effective January 1, 1993, the Bank changed its method of accounting for income taxes from the deferred method to the liability method as required by SFAS No. 109, "Accounting for Income Taxes" (See Summary of Significant Accounting Policies - Note 1). As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of the change in the method of accounting for income taxes had no impact on the 1993 consolidated Statement of Operations and, therefore, there was no cumulative effect.

At June 30, 1997, the Bank had a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $100.2 million attributable to operating losses incurred in 1991 through 1997. The remaining NOL carryforward of approximately $100.2 million will expire in years 2006 through 2012.

For income tax purposes, certain deductions of "closely held" corporations from "passive activities" are generally deductible only against either income from passive activities or net income from an active trade or business. Passive activity losses in excess of the amounts currently allowed are suspended and may be carried forward indefinitely to offset taxable income from passive activities or from an active trade or business in future years, or will generally be fully deductible upon a complete disposition of the underlying passive activity. The passive activity loss limitations applied to the Bank in prior years because the Bank was considered to be closely held. As a result of the consummation of the offering described in Note 2, the Bank believes that it is no longer subject to the limitations for passive activity losses incurred after December 31, 1993. The limitation rules continue to apply to suspended passive activity losses from preceding years. At June 30, 1997, the Bank had suspended passive activity losses for federal income tax purposes of approximately $674 suspended passive activity credits, which are subject to similar limitations, of approximately $5.4 million, and additional non-passive credits of $784, $555, and $675 which were generated in 1994, 1995 and 1996, respectively, and will expire in the years 2009 to 2012 if not used. Alternative minimum tax payments of $2.5 million may be carried forward as a credit to offset regular federal tax liabilities in future years, subject to certain limitations.

Under current tax law, the Bank's ability to utilize certain tax benefits in the future may be limited in the event of an "ownership change", as defined by the Internal Revenue Code Section 382 and the regulations thereunder. In the event that the Offering discussed in Note 2

644923.1
                                      -99-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


is deemed to result in an ownership change, the subsequent utilization of net operating loss carryforwards, suspended passive activity losses and credits, alternative minimum tax credit carryforwards and certain other built-in losses would be subject to an annual limitation as prescribed by current regulations. The application of this limitation could have a material effect on the Bank's ability to realize its deferred tax assets. The Bank is of the view that no ownership change of the Bank has occurred as a result of the Offering. The Bank believes that the Offering, when combined with prior changes in ownership of stock of the Bank and other transactions affecting ownership of the capital stock of the Bank which occurred in connection with the Offering, also did not result in an ownership change of the Bank. However, the application of Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Offering under Section 382, the Bank made certain legal judgments and certain factual assumptions. The Bank has not requested nor received any rulings from the IRS with respect to the application of Section 382 to the Offering and the IRS could challenge the Bank's determinations.

The significant components of the net tax effects of temporary differences and carryforwards that give rise to the deferred tax assets and liabilities at June 30, 1997, June 30, 1996 and June 30, 1995 are presented below:


                                                                       June 30, 1997      June 30, 1996     June 30, 1995

Deferred tax assets
     Net operating loss carryforwards                                    $   35,074        $   10,375           $26,875
     Allowance for credit losses and valuation allowances                     4,718            20,320            16,733
     Suspended passive activity losses                                          277               933             6,736
     Suspended passive activity credit carryforward                           5,391             5,391             5,391
     Non-passive activity credit carryforward                                 2,015             1,339               784
     Deferred income on venture investments                                       -                 -             5,338
     Deferred loan fees and income on mortgage-backed securities                  -                 -             1,326
     Interest accrued on non-performing loans                                   758             6,043             5,249
     Alternative minimum tax credit carryforward                              2,500             2,500             2,500
     Non-deductible reserves and contingencies                                5,197             2,387                 -
     Other                                                                      514               880               476
                                                                      -------------      ------------      ------------
         Total gross deferred tax assets                                     56,444            50,168            71,408
     Less: Valuation allowance                                               36,874            34,059            55,631
                                                                      -------------      ------------      ------------
         Net deferred tax assets                                      $      19,570      $     16,109       $    15,777
                                                                      =============      ============       ===========
     Deferred tax liabilities:
         Tax losses on partnership ventures                           $      18,184      $     14,754      $     14,453
         Tax over book depreciation                                           1,386             1,355             1,324
                                                                      -------------      ------------      ------------
         Total deferred tax liabilities                               $      19,570      $     16,109      $     15,777
                                                                      =============      ============      ============

The Bank's ability to realize the excess of the gross deferred tax asset over the gross deferred tax liability is dependent upon its ability to earn taxable income in the future. As a result of recent losses and other evidence, this realization is uncertain and a valuation allowance has been established to reduce the deferred tax asset to the amount that management of the Bank believes will more likely than not be realized. The valuation allowance increased during the fiscal year ended June 30, 1997 by $2.8 million. This increase relates to the increase in the excess of the gross deferred tax assets over the gross deferred tax liability.

The components of the provision for income taxes for the fiscal years ended June 30, 1997, 1996 and 1995 are as follows:


                                          June 30, 1997      June 30, 1996     June 30, 1995

Current:
     Federal                               $      -       $     1,000       $         -
     State and Local (benefit)               (3,300)           10,749             2,113
Deferred                                     -                  -                  -
                                           --------       -----------       -----------
                                           $ (3,300)      $    11,749       $     2,113
                                           ========       ===========       ===========


644923.1
                                      -100-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


The provision for state income taxes for the year ended June 30, 1997 includes a current tax benefit in the amount of $3.3 million. The credit is the result of the Bank's redetermination of its state income tax liability at June 30, 1997. During the year ended June 30, 1997, the Bank completed a review of it's potential current and deferred federal and state tax liability in light of the Branch Sale and its related tax effects. As a result of the review of its potential current and deferred tax liabilities and the results of operations for the year ended June 30, 1997, the Bank reduced its provision for state and local income taxes by $3.3 million. Additionally, the Bank reduced its estimated current state and local income tax liability at June 30, 1997 to reflect the effect of the Branch Sale and subsequent disposition transactions completed during the fiscal year.

The table below presents a reconciliation between the expected tax expense (benefit) and the recorded tax provision for the fiscal years ended June 30, 1997, 1996 and 1995 which have been computed by applying the statutory federal income tax rate (35%) to loss before provision for income taxes.


                                                                    June 30, 1997      June 30, 1996     June 30, 1995

Federal income tax expense (benefit) at statutory rates                $    (32,147)       $   23,264      $     (7,791)
Increase (reductions) in tax resulting from:
     State and local income taxes, (benefit) net of federal income tax       (2,145)            7,939             1,373
     effect
Effect of net operating loss currently utilized                                               (19,559)                -
Effect of net operating loss not currently recognized                        34,292                 -             8,521
Other, net                                                                     -                    5                10
                                                                       ------------        ----------      ------------
                                                                       $       -           $   11,749      $      2,113
                                                                       ============        ==========      ============


In October 1995, the Bank paid New York State $2,000 to settle all amounts claimed including penalties and interest for the tax years 1985 and 1986. In addition, New York State agreed that no additional taxes will be assessed for the years 1987, 1988 and 1989 as a result of any potential adjustment to the bad debt reserve deduction reported for any of those years. In November 1995, the bank paid New York State $761,000 to settle all amounts, including penalties and interest for the calendar 1987, 1988 and 1989.

The New York City Department of Finance conducted an audit of the Bank's New York City tax returns for calendar years 1985 through 1987. Various issues were raised which resulted in an assessment of $ 1,100 of additional taxes and $900 of interest. The Bank paid the additional $2,000 on June 30, 1994 from previously established reserves with no charges to income in the fiscal year ended June 30, 1994.

The Bank has filed claims for refunds of New York State and local franchise taxes of approximately $1,200 related to calendar year 1982. The basis of such claims relates to the applicability of the exemption from such taxes when net worth certificates ("Certificates") are outstanding. Certificates were those issued to the FDIC by the Bank under the 1982 Assistance Agreement. The Bank's initial refund claims were denied on the basis that the exemption was applicable only during the period Certificates were outstanding and not for the entire year. On October 13, 1994, a decision was rendered in a court case involving a similar claim for refund on behalf of another savings institution which confirmed the position taken by New York State in denying the Bank's initial refund claim. The Bank continues to review the impact of this decision on its position.


21. Leases

The Bank is no longer obligated under any material amounts of non-cancelable operating leases.

Rental expense, including amounts paid under month-to-month cancelable leases was $43 and $4,330 for the years ended June 30, 1997 and 1996, respectively. These amounts are net of sublease rental income of $0, $677 for the years ended June 30, 1997 and 1996, respectively.


644923.1
                                      -101-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


22.  Salaries

Due to the general cessation of all loan origination activities in anticipation of and subsequent to the Branch Sale, salaries were not reduced by any capitalized direct loan origination costs in the years ended June 30, 1996 and 1997.

23.  Other operating expenses

Prior to 1995, affiliate reimbursements which were included in other operating expenses had been reduced by capitalized direct origination costs. There were no capitalized direct origination costs related to affiliate reimbursements during the fiscal year ended June 30, 1997 and 1996.

During the year ended June 30,1997, the Bank accrued expenses for services provided by RB Management, LLC in the amount of $1,250 for Bank Management Services, $1,692 for Asset Management Services, and $778 for Asset Disposition Fees in accordance with a fee schedule agreement between the two entities. During 1997, the Bank paid RB Management, LLC an aggregate $1,721. At June 30, 1997, the Bank had a remaining payable balance due to RB Management, LLC in the amount of $2,121, including interest, which is included in accrued liabilities on the Statement of Condition.


24. Retirement and other employee benefits

The Bank maintains a noncontributory defined benefit retirement plan (the "Plan") in which substantially all employees participated.

The net periodic pension benefit of the Bank's Plan for the years ended June 30, 1997, 1996 and 1995 includes the following components:



                                                                    June 30, 1997      June 30, 1996     June 30, 1995

Service cost                                                            $         -       $         -        $        -
Interest cost                                                           $        381      $        375       $       370
Actual return on plan assets                                                    (436)             (331)             (502)
Net amortization and deferral                                                     33                61               106
                                                                        ------------      ------------       -----------
Net periodic pension benefit                                            $        (22)     $        (17)      $       (26)
                                                                        ============      ============       ===========

Assumptions used in accounting were:
                                                                    June 30, 1997      June 30, 1996     June 30, 1995
Weighted average discounts rates                                                7.25%             7.25%             8.00%
Expected weighted average long-term rate of return on assets                    7.25%             7.25%             7.25%



644923.1
                                      -102-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)



The funded status of the Bank's Plan at June 30, 1997, June 30, 1996 and June 30, 1995 is as follows:


                                                                    June 30, 1997      June 30, 1996     June 30, 1995
Actuarial value of benefit obligations:
Vested benefit obligation                                             $      (5,481)    $      (5,402)    $     (5,283)
Non-vested benefit obligation                                                 -                 -                 (125)
                                                                      -------------     -------------    --------------
     Accumulated benefit obligation                                          (5,481)           (5,402)          (5,408)
Effect of projected future salary increases                                   -                 -                 -
                                                                      -------------     -------------    --------------
Projected benefit obligation                                                 (5,841)           (5,402)          (5,408)
Plan assets at fair value (excluding receivables)                             5,872             5,749            5,779
                                                                      -------------     -------------    --------------
Funded status                                                                   391               347              371
Unrecognized net losses                                                         908               931              890
Unrecognized prior service cost                                                  -                 -                -
Unrecognized net obligation                                                      -                 -                -
                                                                      -------------     -------------    --------------
Prepaid pension expense                                               $       1,299     $       1,278    $        1,261
                                                                      =============     =============    ==============

In connection with contractual termination agreements, certain former officers of the Bank have been granted additional retirement benefits, net of amounts provided by the Plan, based in part on additional years of service and early retirement subsidies. These retirement benefits are accounted for as deferred compensation arrangements. The liability for these retirement benefits at June 30, 1997, 1996 and 1995 aggregated $554, $791 and $808, respectively. The related expense for the years ended June 30, 1997, 1996, and 1995 was $58, $58 and $59, respectively.

Retirement benefits are also provided through a 401(K) plan which, through December 1993, allowed participants to contribute up to 6% of their compensation to the plan. The Bank matched 100% of employee contributions. In January 1994, the 401(K) plan was amended to allow "non-highly compensated" participants to contribute up to 15% of their compensation to the Plan with the Bank matching 100% of the contributions up to 6% of their compensation. In addition, the Bank provides for the cost of administering the 401(K) plan. The costs of providing such benefits are not material to the results of operations.

In addition to providing retirement benefits, the Bank provides various health care and life insurance benefits for active and retired employees. These benefits are provided through insurance companies and health care organizations and are primarily funded by contributions from the Bank and its employees. Subsequent to December 31, 1993, the Bank amended its retiree health care which became effective April 1, 1994 to require contributions from retirees including deductibles, co-insurance and reimbursement limitations.

25. Postretirement Benefits Other Than Pensions

The Bank sponsors a voluntary, unfunded defined benefit postretirement medical and a funded postretirement life insurance plan to all full time employees who retired from the Bank prior to July 1, 1991. In addition, full time active employees with ten years of service as of July 1, 1991 and who retire early with at least twenty years of service, or retire on or after age 65 are eligible to participate.

The Bank adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of July 1, 1994.


644923.1
                                      -103-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


The funded status of the Bank's Plan at June 30, 1997, 1996, and 1995 are as follows:


                                                                    June 30, 1997      June 30, 1996     June 30, 1995
Accumulated postretirement benefit obligation:
     Retired employees                                                 $     (3,968)   $       (5,203)     $      (4,533)
     Fully eligible plan participants                                             -              (383)              (247)
     Other active plan participants                                               -              (545)              (571)
                                                                       ------------     --------------     -------------
          Unfunded postretirement obligation                                 (3,968)           (6,131)            (5,351)

Unrecognized net (gains) losses                                                (760)             1.047               379
Unrecognized transition obligation                                                -              4,273             4,511
                                                                       ------------     --------------     -------------
          Accrued postretirement benefit liability                     $      4,728     $         (811)    $        (461)
                                                                       ============     ==============     =============

The net periodic postretirement benefit cost of the Bank's Plan for the year ended June 30, 1997, 1996, and include the following components:

                                                                    June 30, 1997      June 30, 1996     June 30, 1995

Service cost                                                           $          -      $          28      $         27
Interest cost                                                          $        302      $         425      $        373
Amortization of transition obligation                                           (29)               277               237
                                                                       -------------     -------------      ------------
Net periodic postretirement benefit cost                               $        273      $         730      $        637
                                                                       =============     =============      ============

For measurement purposes, a 8.8% and a 0.00/o annual increase in the per capita cost of covered health care benefits was assumed for fiscal 1997 and 1996, respectively; the rate was assumed to decrease gradually down to 5.5% for fiscal 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of June 30, 1997 by $322 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for fiscal 1997 by $23.

The weighted average discount rate used in determining the accumulate postretirement benefit obligation was 7.25% for the years ended June 30, 1997 and 1996. As the plan is unfunded, no assumption was needed as to the long term rate of return of assets.

26. Former Management Incentive Plan and Bonus Plan

In April 1994, the Board of Directors of the Bank approved a phantom stock plan (the "Phantom Stock Plan") for the Bank. The Phantom Stock Plan provides for the grant of 200,000 performance units, which will vest at the rate of 33% per year on each anniversary of the date of grant and become fully vested after three years, to key employees selected by the Compensation Committee of the Board of Directors. Vesting of the performance units would be accelerated upon a change in control of the Bank, as defined in the Phantom Stock Plan, or upon death or disability. Upon the third anniversary of the date of grant, a recipient of performance units would be entitled to receive from the Bank an amount equal to the book value of a share of Common Stock as of the date of grant of such performance unit, as determined by the independent accountants for the Bank plus the accretion to the value, or minus the loss of value of such performance unit since the date of grant calculated based upon the Bank's earnings or loss per share in the second and third years following the date of grant, and disregarding the Bank's earnings or loss per share in the first year following the date of grant. In the event of an earlier change in control of the Bank, as defined, or upon death or disability, the value of the performance units would be calculated in relation to the Bank's earnings or loss per share since the date of grant. The amount payable pursuant to each performance unit would never be less than (i) the book value per share of the Bank's Common Stock at the time of a payment or (ii) the book value of a share of common stock of the Bank on the date of grant ($11.67). As of July 1, 1994, 127,000 performance unit awards were granted under the Phantom Stock Plan. During the fiscal year ended June 30, 1995, two participants terminated employment with the Bank and, as a result, forfeited 48,500 performance units which were not vested. A new participant was granted 3,500 performance units during the same period. During the fiscal year ended June 30, 1996, two participants terminated employment with the Bank and, as a result, forfeited 13,500 performance units which were not vested. At June 30, 1996, no performance units were granted and outstanding due to the accelerated vesting and payment of the Phantom Stock Plan due to the closing of the Branch Sale. The vesting of these performance units resulted in compensation expense to the Bank over the three year vesting period. Compensation expense of $319 and $319 relating to the vesting of performance units was recorded for the years ended June 30, 1996 and June 30, 1995, respectively.

644923.1
                                      -104-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


The Board of Directors of the Bank approved a bonus plan ("Bonus Plan") which provided for a payment of a total amount of $350,000 during March 1995 or upon a change of control of the Bank, if earlier, to certain executive and other senior officers of the Bank as determined by the Compensation Committee of the Board of Directors. These payments were recorded as compensation expense during the fiscal year ended June.30, 1995. No amounts were approved under the Bonus Plan during fiscal years 1997 or 1996.

27. Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Bank to disclose estimated fair values for its financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. SFAS No. 107 uses the same definition for a financial instrument as SFAS No. 105, "Disclosure of
Information about Financial Instruments with Off- Balance Sheet Risk and Financial instruments with Concentrations of Credit Risk". SFAS No. 105 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contract that imposes on an entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially favorable terms with the second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no ready market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax amounts and office premises and equipment.

In addition, there are intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits", the Bank's branch network and other items generally referred to as "goodwill".


644923.1
                                      -105-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


The following table presents the carrying amounts and fair values of the Bank's financial instruments at June 30, 1997, 1996 and 1995:

                                          June 30, 1997                   June 30, 1996                   June 30, 1995


                                     Carrying        Estimated        Carrying        Estimated        Carrying         Estimated
                                      Amount        Fair Value         Amount         Fair Value        Amount         Fair Value
Cash and due from banks              $    14,036      $    14,036       $   13,129      $    13,129       $  12,040        $  12,040
Money market investments                       -                -            4,000            4,000          96,500           96,500
Investment securities available
for sale, net                              6,275            6,275            5,685            5,685          31,372           31,372
Mortgage-backed securities
available for sale, net                        -                -              187              187          72,643           72,643
Accrued Interest receivable                2,047            2,047              943              943           8,882            8,882
Gross loans receivable:
     Secured by real estate               80,093           80,093           86,983           79,154         944,658          930,962
     Consumer                             15,677           15,677           16,022           15,566          21,274           21,274
     Loans sold with recourse,
     net                                  24,451           24,451           29,914           29,914               -                -
Demand deposits                                -                -            3,022            3,022          14,906           14,906
NOW Accounts                                   -                -                -                -          66,619           66,691
Savings and transaction
accounts                                       -                -                -                -         533,947          533,947
Time Deposits                                  -                -                -                -         556,058          556,058
Borrowed funds                            84,272           84,272          115,786          115,786         179,061          179,524
Mortgage escrow deposits                       -                -              271              271           4,480            4,480
Accrued interest payable                     964              964                -                -           1,341            1,341

The following methods and assumptions were used by the Bank in its fair value disclosures for financial instruments:

Short term instruments: For short term financial instruments, defined as those with remaining maturities of 90 days or less, the carrying amount was considered to be a reasonable estimate of fair value. The following instruments were predominantly short term: cash and due from banks, money market investments, U.S. Treasury obligations, demand deposits, certain time deposits, accrued interest receivable and payable, mortgage escrow deposits and other financial liabilities.

Debt and equity securities (including mortgage-backed securities) fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for investments with similar terms and credit quality.

Loans receivable: Fair values of performing loans receivable, secured by real estate is calculated by discounting the contractual cash flows adjusted for prepayment estimates using discount rates based on market sources adjusted to reflect the credit risk inherent in the loans. Fair values of non-performing loans, secured by real estate are based on recent appraisals of the underlying real estate or discounted cash flow analyses. The fair value of consumer loans is based on a third party offer.

Approximately $12,806 and $12,994 of the Bank's $95,770 and $132,919 total loans receivable relate to commercial loans at June 30, 1997 and 1996, respectively. The Bank believes that dollar amounts relating to commercial loans are relatively small in comparison to total loans receivable at June 30, 1997, 1996 and 1995, and that an estimate of fair value of commercial loans cannot be made without incurring excessive costs. Therefore, the Bank concludes that it is not practicable to the fair value of its commercial loan portfolio. The Bank's estimates of impairment due to collectibility concerns related to these loans are included in the allowance for possible credit losses.

Deposit liabilities: Fair values of time deposits in excess of 90 days are calculated using contractual cash flows discounted at rates equal to current rates offered in the market for similar deposits with the same remaining maturities. These fair value do not include the intangible value of the existing customer base.

Borrowed funds: Fair values of borrowed funds are based on the values of contractual cash flows. The discount rate is using the rates currently offered for borrowed funds of similar remaining maturities.

644923.1
                                      -106-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)


28. Commitments and Contingencies

Outstanding loan commitments, which generally expire within one year, to originate or purchase loans at June 30, 1997, 1996 and 1995 are summarized as follows:



                                  June 30, 1997    June 30, 1996   June 30, 1995
Residential mortgage loans:
     One-to-four family            $     -          $         -     $    13,436
     Multi-family                                          10,000         3,072
Commercial mortgage loans                -                    -             241
Commercial loans:
     Commercial                          -                    -               -
Home equity lines of credit              -                    -             241
                                   ---------        -------------   -----------
                                   $     -          $      10,000   $    16,749
                                   =========        =============   ===========



Commitments  generally have fixed expiration dates or other termination  clauses
and  may  require   payment  of  a  fee.  The  Bank   evaluates  each  customers
creditworthiness on a case-by-case basis.

Standby letters of credit and financial guarantees outstanding are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained upon extension of credit varies and is based on management's credit evaluation of the counterparty.

At June 30, 1997, 1996 and 1995, the Bank and its wholly-owned  subsidiaries had
arranged  letters  of  credit  aggregating  SI,  $1,197,   $3,225,  and  $4,269,
respectively.

In the normal course of the Bank's business, there are outstanding various claims commitments and contingent liabilities. The Bank also is involved in various other legal proceedings which have occurred in the ordinary course of business. Management, based on discussions with legal counsel, believes that the Bank will not be materially affected by the actions of such legal proceedings. However, there can be no assurance that any outstanding legal proceedings will not be decided adversely to the Bank and have a material adverse effect on the financial condition and the results of operations of the Bank.




644923.1
                                      -107-

                               River Bank America
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Year ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)

29. Subsequent Events

Conditions imposed in connection with the Banking Department's approval of the Branch Sale included: (i) the Bank's agreement to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution; (h) the Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within 13 months of the closing of the Branch Sale and an application for a formal order of dissolution within five months following the filing of an application for a closing order; (iii) increased levels of minimum regulatory capital requirements; (iv) the Bank's agreement to continue to submit its proposed capital transactions to the Banking Department for prior approval; (v) the continuation of the Bank's current periodic reporting obligations with respect to its retained assets, as well as in connection with its ongoing activities subsequent to the Bank Sale; and (vi) such other conditions and obligations as the Banking Department may deem appropriate.

In June 1997, the Bank submitted an alternate proposal (the "Alternate Proposal") to the Banking Department pursuant to which the Bank would implement Conditions No. I and No. 2 of the approval of the Branch Sale described in the immediately preceding paragraph. The Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities, including all contingent liabilities, to a successor corporation ("Successor") incorporated under Delaware General Corporate Law. Successor would acquire all of the assets of the Bank and continue all of the business of the Bank under the same business plan as adopted by the Bank. Successor would not be subject to the jurisdiction of the Banking Department. Following the transfer of its assets and liabilities to Successor, the Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporate Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer is expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such the Bank expects that certain of its tax attributes will be preserved. Successor will not be subject to regulation by the Banking Department or the FDIC following implementation of the Alternate Proposal and the surrender of the Bank's banking charter.

In connection with the Alternate Proposal, common and preferred shareholders of River Bank America will receive shares of Successor on a share-for-share basis so that immediately following the reorganization and dissolution of the Bank, Successor will be owned by the same stockholders, in the same proportions as currently own the Bank.

Prior to June 30,1997, the Bank received the Banking Department's conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Bank on a timely basis. The Banking Department's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of shareholders of the Alternate Proposal not later than September 30,1997, would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 is filed by the Bank by October 15, 1997. In the event that the Bank is unable to meet the dates for completion established by the Banking Department the Bank intends to request such extensions as may be necessary to complete implementation of the Alternate Proposal. No assurances can be given that the Banking Department will provide such extensions.

The Banking Department also advised the Bank that the Bank's minimum capital requirement, set at $115 million in the Banking Department's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the Banking Department shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement.

Further, the Banking Department's conditional approval of the Alternate Proposal requires the Bank to seek prior approval for any material sale or transfer of assets, or expenditures for development or renovation of any properties held by the Bank prior to the completion of the dissolution of the Bank.

The Bank intends to proceed with the implementation of the Alternate Proposal during the quarter ending September 30, 1997 and fully comply with the conditions imposed by the Banking Department.


644923.1
                                      -108-

                                                                     EXHIBIT "G"

                               RIVER BANK AMERICA
                             Pro Forma Balance Sheet
                     As of Immediately Prior to Dissolution






         Assets
                  Cash                                               $ 100,000 1
                                                                     ----------
                  Total Assets                                       $ 100,000 1
                                                                     ==========


         Liabilities and Shareholders'
           Equity
                  Total Liabilities                                  $       -
                  Shareholders' Equity                               $ 100,000 1
                                                                     ----------
                  Total Liabilities and Shareholders' Equity         $ 100,000 1
                                                                     ==========

--------
1 Such amount to be delivered to RB Asset, Inc. upon the dissolution pursuant to the Assignment Agreement and the Merger Agreement.




643293.1

                                                                     EXHIBIT "H"


                                   CERTIFICATE


         Jerome R. McDougal, being the duly appointed chairman of the 1997 annual meeting of stockholders of River Bank America held on October 7, 1997 (the "Annual Meeting"), and Robin Chandler Duke, being the duly appointed secretary of the Annual Meeting, hereby certify that:

                  A true and correct copy of the minutes of the 1997 annual meeting of stockholders of River Bank America (the "Bank"), held on October 7, 1997 at the Grand Hyatt of New York Hotel, Park Avenue at Grand Central, New York, New York 10017, as maintained by the Bank with the permanent records of the Annual Meeting, is attached to this certificate as Exhibit A.

         IN WITNESS WHEREOF, we have signed the certificate on the 10th day of October, 1997.




                                                  /s/ Jerome R. McDougal
                                                  ----------------------
                                                  Jerome R. McDougal



                                                  /s/ Robin Chandler Duke
                                                  -----------------------
                                                  Robin Chandler Duke

642559.1

                                                                     EXHIBIT "I"

                         [Battle Fowler LLP Letterhead]











                                October 14, 1997



BY HAND
P. Vincent Conlon
Deputy Superintendent
New York State Banking Department
2 Rector Street
New York, New York  10006

         Re: Certified Minutes of Annual Meeting of Stockholders of River Bank America

Dear Mr. Conlon:

                  On behalf of River Bank America (the "Bank"), we submit for filing with the Department the enclosed minutes of the 1997 annual meeting of stockholders of the Bank held on October 7, 1997, as certified by the chairman and the secretary of the meeting.

                  Please call the undersigned at 212-856-6906 or Thomas E. Kruger at 212-856-7070 should you have any questions with regard to this letter.


                                                     Very truly yours,

                                                     /s/ Michael L. Zuppone

                                                     Michael L. Zuppone
Enc.

cc:      Kathleen Scott
         Jerome R. McDougal
         Thomas E. Kruger


643317.2

                                                                     EXHIBIT "J"

                                                      At a Term  of the  Supreme
                                                      Court of the  State of New
                                                      York,  held in and for the
                                                      County  of New York on the
                                                      ___ day of November, 1997.



Present:   Hon. __________________________, J.S.C.




SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
---------------------------------------x
                                                                   Index No.
In the Matter of the Voluntary
Liquidation and Dissolution of                                     RJI NO.

RIVER BANK AMERICA,                                                CLOSING ORDER

                    Petitioner

---------------------------------------x


         A proceeding having been commenced by Petitioner, River Bank America (the "Bank"), on October __, 1997, by service of a notice of petition, and verified petition together with exhibits, for a closing order pursuant to
Section 605 of the New York State Banking Law, and a request for judicial intervention having been filed on October __, 1997, and the proceeding having been assigned to the Honorable __________________________, a Justice of this Court, and the Superintendent of Banks, New York State Banking Department (the "Superintendent"), having been served, and proof of said service having been duly filed with the Court and the application having duly come on to be heard before the Court on the __________ day of November, 1997, and Battle Fowler LLP, attorneys for the petitioner

629058.4
having appeared in support of the application and the Superintendent having interposed no objection to the petition;
         NOW, upon reading and filing the notice of petition dated October __, 1997, and the verified petition for a closing order, duly verified by Jerome R. McDougal, Jr., President of the Bank, dated October __, 1997, as amended, together with its annexed exhibits with proof of service, it is hereby:
         ORDERED, that the petition of the Bank is granted, and the business of the Bank is hereby closed; and it is further
         ORDERED, that within 30 days of the date of this Order, the Bank shall serve upon all known creditors of the Bank a copy of this Order, together with a notice permitting the presentation of claims to the Bank, at its offices at 645 Fifth Avenue, 8th Floor, New York, New York 10022, on or before _________, 1997 (a date not less than 30 days nor more than 60 days from the signing of this Order) in the form annexed hereto ("Notice to Creditors"); and it is further
         ORDERED, that the Bank shall cause a copy of the Notice to Creditors to be published in the _______________ once a week for two (2) consecutive weeks within 30 days from the signing of this Order; and it is further
         ORDERED, that the Bank or any creditor, upon notice, may apply to the Court for a determination as to any disputed claim or for any other relief necessary to effectuate the liquidation of the Bank; and it is further

629058.4
                                        2

         ORDERED, that the Bank shall file a certified copy of this Closing Order with the office of the Superintendent within five (5) days of the date hereof; and it is further
         ORDERED, that within a reasonable time following the expiration of time during which creditors may present their claims and following the Bank's compliance with provisions of this Order with regard to the giving of notice to creditors, the Bank shall file a verified statement with the Superintendent, listing all the names of creditors, depositors and others who have not received debt, deposits, dividends or other amounts due to them, together with all identifying information, and shall thereupon pay over such unclaimed amounts to the Superintendent as trustee for the persons entitled to receive them; and it is further
         ORDERED, that upon filing said verified statement the Bank may further apply to this Court, pursuant to Section 605(6) requiring notice be given to the Superintendent and the New York State Office of the Comptroller and such other and further notice as this Court may prescribe, and for an order affirming the disposition of any unclaimed amounts and declaring the Bank dissolved and its corporate existence terminated, and directing the Bank to file a certified copy of said order with the Superintendent.

Enter:

                                        ------------------------------
                                                    J.S.C.


629058.4
                                        3

                     NOTICE OF PRESENTMENT OF CLAIMS AGAINST
                               RIVER BANK AMERICA


         Please take notice that River Bank America, a New York state chartered stock savings bank (the "Bank"), has been granted approval to close its operations by the Supreme Court of New York by order dated November __, 1997 in a proceeding entitled, In the Matter of the Voluntary Liquidation and Dissolution of River Bank America, petitioner, Index No. __________ (Sup. Ct. New York Co.)(Justice ____________________).

         The Bank will close its operations through the implementation of a plan whereby the Bank will, through a series of steps, change its legal form of organization by which it conducts business, holds its assets and is obligated for its liabilities from a New York state chartered stock savings bank into a business corporation incorporated in the State of Delaware to be known as "RB Asset, Inc." Upon completion of the reorganization steps, RB Asset, Inc. will own substantially all of the assets formerly owned by the Bank, will have assumed all of the Bank's liabilities, will have the same stockholders and capital structure as the Bank and will continue the Bank's non-banking business. Upon completion of the reorganization, the Bank will dissolve, and its non-banking business will be continued by RB Asset, Inc.

         Creditors of the Bank are not required to present their claims in order for such claims and for their rights as creditors to be preserved against and assumed by RB Asset, Inc. Creditors of the Bank may present their claim(s) to the Bank at its office at 645 Fifth Avenue, 8th Floor, New York, New York 10022, to the attention of Jerome R. McDougal, President, on or before ___________________, 1997. Such presentment, if any, must be made in writing, stating the name and address of the claimant and basis for the claim.

629058.4

                                                                     EXHIBIT "K"

                [State of New York Banking Department Letterhead]





                                          October 10, 1997



Mr. Jerome R. McDougal, Jr.
President
River Bank America
645 Fifth Avenue
New York, NY  10022

Dear Mr.  McDougal:

         This letter is to inform you that the Superintendent of Banks has no objection to the entry of a New York State Supreme Court order, pursuant to New York Banking Law section 605(4), declaring the business of River Bank America ("Company") closed and requiring the Company to wind up its affairs and pay its creditors.

                                             Very truly yours,

                                             /s/ P. Vincent Conlon

                                             P. Vincent Conlon
                                             Deputy Superintendent
                                               Of Banks

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